[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.20

DEED OF NOVATION, AMENDMENT AND RESTATEMENT

THIS DEED is made the 9th day of July 2019

BETWEEN:

1.	VIRGIN ENTERPRISES LIMITED, a company registered in England and Wales with registered number 01073929, whose registered office is at The Battleship Building, 179 Harrow Road, London, W2 6NB (“VEL”);

2.	VIRGIN GALACTIC, LLC, a Delaware limited liability company whose principal place of business is at Virgin Galactic, LLC, 16555 Spaceship Landing Way, Mojave, CA 93501 (“Virgin Galactic”); and

3.

Social Capital Hedosophia Holdings Corp., a Cayman Islands exempted company limited by shares (prior to its domestication as a Delaware corporation) whose principal place of business is at 120 Hawthorne Avenue, Palo Alto, California 94301 (“Acquiror”),

(together the “parties”).

WHEREAS:

(A)

Virgin Galactic and VEL entered into a trade mark licence on 15 July 2009, which was supplemented and amended by a letter agreement dated 4 December 2013, and amended and restated on 1 March 2017 and further amended on 30 May 2017, pursuant to which VEL granted Virgin Galactic certain rights to use the Marks in the form of the Names (the “TMLA”).

(B)

On or around the date of this Deed, VGH, LLC a Delaware limited liability company (“VGH”) entered into an agreement and plan of merger, by and among Acquiror, VGH, VIECO 10 Limited, a company incorporated under the laws of the British Virgin Islands and direct sole owner of VGH and indirect sole owner of Virgin Galactic (“V10”), and the other parties thereto, (the “Merger Agreement”) pursuant to which, among other things, Acquiror shall acquire all the equity interest in the following direct and indirect subsidiaries of V10: (i) TSC Vehicle Holdings, Inc., a Delaware corporation (“TSCV”), (ii) Virgin Galactic Vehicle Holdings, Inc., a Delaware corporation (“VGVH”), (iii) Virgin Galactic Limited, a company limited by shares under the laws of England and Wales (“VG Ltd.”), (iv) Virgin Galactic, (v) TSC LLC, a Delaware limited liability company (“TSC LLC”) and (vi) VGH (collectively with (i) through (vi) above, the “Virgin Galactic Entities”).

(C)

The Merger Agreement provides that, among other things and in accordance with the terms and subject to the conditions thereof, at the closing, Foundation Sub 1, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub A”), will merge with and into TSCV, the separate corporate existence of Merger Sub A will cease and TSCV will be the surviving corporation and a wholly owned subsidiary of Acquiror, or vice versa (“Corp Merger A”); (ii) Foundation Sub 2, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub B”), will merge with and into VGVH, the separate corporate existence of Merger Sub B will cease and VGVH will be the surviving corporation and a wholly owned subsidiary of Acquiror, or vice versa (“Corp Merger B”, together with Corp Merger A, the “Corp Mergers”) and (iii) Foundation Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Merger Sub LLC”), will merge with and into VGH, the separate company existence of Merger Sub LLC will cease and VGH will be the surviving company and a wholly owned subsidiary of Acquiror (the “LLC Merger”, together with the Corp Mergers, the “Mergers”).

(D)

In connection with the Merger, the parties have agreed that Acquiror should assume all Virgin Galactic’s rights and obligations arising from the Effective Time (as defined below) under the Amended TMLA (as defined below) and VEL has agreed to that assumption of rights and obligations by Acquiror and in exchange to release Virgin Galactic from its ongoing obligations and for VEL to perform its obligations for the benefit of Acquiror in each case on the terms of this Deed.]

(E)

Together with the proposed novation, VEL, Virgin Galactic and Acquiror have agreed to amend and restate the TMLA in the form attached in Annex A with effect from the Effective Time to reflect (i) the changes agreed between VEL and Virgin Galactic since the TMLA was amended and restated on 1 March 2017 and (ii) the further changes agreed between VEL and Acquiror.

NOW IT IS AGREED as follows:

1.	INTERPRETATION

Words and expressions that are not defined in this Deed shall have the meaning given to them in the form of the Amended TMLA in Annex A hereto.

2.	AMENDMENTS

Conditional upon the Closing of the Merger, the parties agree that the TMLA shall be amended and restated in full to be in the form attached to this Deed in Annex A with effect on and from the date of the Closing (the “Effective Time”) (the TMLA as amended and restated by this Deed being the “Amended TMLA”). The parties agree that if the Closing has not occurred by 18 September 2019; (“Long Stop Date”), this Deed shall be of no effect and automatically terminate; provided that if the time period for consummating the Business Combination (as such term is defined in the Merger Agreement) is extended pursuant to Section 9.2(c) of the Merger Agreement, the Long Stop Date hereunder shall also be extended accordingly.

3.	ACQUIROR’S UNDERTAKING

Together with, and conditional upon, the amendment and restatement referred to in Clause 2 above (the “Amendment”) and in consideration of the undertakings given by VEL in Clause 4, Acquiror hereby undertakes to observe, perform and discharge all liabilities arising under, and to be bound by, the Amended TMLA with effect from the Effective Time. Notwithstanding this undertaking, nothing in this Deed shall:

(A)

require Acquiror to observe, perform or discharge (or procure the observance, performance or discharge of) any obligation created by or arising under the TMLA falling due for performance, or which should have been performed, before the Effective Time; or

(B)	make Acquiror liable for any act, neglect, default, indemnity, obligation or omission in respect of the TMLA committed by or the obligation of Virgin Galactic occurring before the Effective Time.

4.	VEL’S UNDERTAKING AND RELEASE OF VIRGIN GALACTIC

4.1	Together with, and conditional upon, the Amendment and in consideration of the undertakings given by Acquiror in Clause 3 and the release given by Virgin Galactic in Clause 5, VEL hereby:

(A)

irrevocably releases and discharges Virgin Galactic from all obligations to observe, perform, discharge and be bound by the TMLA and from all liabilities, claims and demands arising under the TMLA on and after the Effective Time;

(B)

accepts Acquiror’s undertaking to observe, perform and discharge all liabilities arising under, and be bound by, the Amended TMLA (such undertaking being set out in Clause 3) on and after the Effective Time; and

(C)	undertakes to observe, perform and discharge all liabilities arising under, and to be bound by, the Amended TMLA, with effect from the Effective Time.

4.2

Notwithstanding the undertaking and release in Clause 4.1, nothing in this Deed shall affect or prejudice any claim or demand whatsoever which VEL may have against Virgin Galactic in relation to the TMLA and arising out of matters prior to the Effective Time.

5.	VIRGIN GALACTIC’S UNDERTAKING AND RELEASE OF VEL

5.1

Together with the Amendment and in consideration of the undertakings and release given by VEL in Clause 4, Virgin Galactic hereby irrevocably releases and discharges VEL from all obligations to observe, perform, discharge and be bound by the TMLA with respect to Virgin Galactic and from all liabilities, claims and demands with respect to Virgin Galactic arising under the TMLA on and after the Effective Time.

5.2

Notwithstanding the undertaking and release in Clause 5.1, nothing in this Deed shall affect or prejudice any claim or demand whatsoever which Virgin Galactic may have against VEL in relation to the TMLA and arising out of matters prior to the Effective Time.

6.	VEL CONSENT TO MERGER

6.1

Pursuant to clause 9.2(e) of the TMLA, VEL has the right to terminate the TMLA if there is a direct or indirect change of Control of Virgin Galactic or any parent or holding company of Virgin Galactic. This right to terminate may be triggered by the Merger.

6.2

VEL hereby agrees not to exercise any rights it may have to terminate the TMLA under clause 9.2(e) of the TMLA in respect of completion of the Merger in accordance with the terms of the Merger Agreement. For the avoidance of doubt, this waiver is limited to VEL’s right to terminate the TMLA under clause 9.2(e) in respect of completion of the Merger in accordance with the terms of the Merger Agreement only and shall not in any way affect, or be deemed to affect: (i) VEL’s right to terminate the TMLA under clause 9.2(e) of the TMLA in respect of any other, future or subsequent change of Control; or (ii) VEL’s rights to terminate the TMLA under any other clause of the TMLA for any reason whatsoever.

7.	GENERAL

7.1	No variation of any provision of this Deed shall be effective unless it is in writing, expressed to vary this Deed and is signed by authorised representatives of each of the parties.

7.2

If any provision of this Deed is found by any court or other authority of competent jurisdiction to be illegal, invalid or unenforceable, that provision or part-provision shall, to the extent required, be deemed not to form part of this Deed, but that shall not affect the legality, validity or enforceability of any other provision of this Deed in that jurisdiction or the legality, validity or enforceability in other jurisdictions of that or any other provision of this Deed.

7.3

This Deed may be signed in any number of counterparts and this has the same effect as if the signatures on counterparts were on a single copy of this Deed. Each counterpart, when executed, shall constitute an original of this Deed, but all the executed counterparts shall together constitute a single instrument.

7.4

Each party agrees at its own expense to use all reasonable endeavours to do or procure to be done all such further acts and execute or procure the execution of all such documents as the other may from time to time reasonably require for the purpose of giving the other the full benefit of the provisions of this Deed.

7.5

For the purpose of section 1(2) of the Contracts (Rights of Third Parties) Act 1999 (the “1999 Act”) the parties do not intend any term of this Deed to be enforced by any third party, and the parties agree that:

(A)	they may amend or vary or terminate all or any part of this Deed without the consent of any person who is not a party to this Deed; and

(B)	this does not affect any third party right which exists or is available independently of the 1999 Act.

7.6

This Deed and all matters (including any contractual or non-contractual disputes or claims) arising out of or in connection with it, its subject matter or formation shall be governed by and construed in accordance with English law and the parties submit to the exclusive jurisdiction of the English courts.

CONFIDENTIAL

IN WITNESS of which this Deed has been executed and delivered on the date first written above.

EXECUTED AS A DEED and DELIVERED by		)
VIRGIN ENTERPRISES LIMITED		)
)
acting by	/s/ William P. Budd	)

Name:	William P. Budd

Title:	IP/Legal Director, VEL

Witness Signature:	/s/ Richard Barker

Name:	Richard Barker

Address:	[***]

EXECUTED AS A DEED and DELIVERED by		)
VIRGIN GALACTIC, LLC		)
)
acting by	/s/ George Whitesides	)

Name:	George Whitesides

Title:	CEO

Witness Signature:	/s/ James Cahillane

Name:	James Cahillane

Address:	[***]

EXECUTED AS A DEED and DELIVERED by		)
SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP.		)
)
acting by	/s/ Chamath Palihapitiya	)

Name:	Chamath Palihapitiya

Title:	CEO

Witness Signature:	/s/ David Hermer

Name:	David Hermer

Address:	[***]

CONFIDENTIAL

ANNEX A

FORM OF AMENDED TRADE MARK LICENCE DEED OF AGREEMENT

CONFIDENTIAL

VIRGIN ENTERPRISES LIMITED

AND

VIRGIN GALACTIC HOLDINGS, INC.

AMENDED AND RESTATED TRADE MARK LICENCE

BETWEEN

VIRGIN ENTERPRISES LIMITED (company number 01073929) a company incorporated in England & Wales whose registered office is at The Battleship Building, 179 Harrow Road, London W2 6NB (“VEL”); and

VIRGIN GALACTIC HOLDINGS, INC., a Delaware corporation (f/k/a Social Capital Hedosophia Holdings Corp., a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation) (the “Licensee”).

RECITAL

VEL is the legal and beneficial owner of the Marks (as defined below) and has agreed to grant the Licensee a licence to use the Marks in the form of the Names (as defined below) on the terms and conditions of this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS

1.1	In this Agreement, unless otherwise defined herein, the following terms shall have the following meanings:

Accounting Period means each of the annual accounting periods ending on the Annual Accounting Date during the Term and, in the case of the first such period, the period from the Commencement Date to the first Annual Accounting Date and, in the case of the last period, the period from the commencement of such period until close of business on the final day of the Term or the date of termination of this Agreement, whichever occurs sooner;

Affiliate means the relevant party’s Holding Company, Subsidiary, or a Subsidiary of the relevant party’s Holding Company (in each case, whether directly or indirectly);

Annual Accounting Date means 31 December save as such date may be adjusted (if in a material manner, then by written agreement between the parties) to avoid an Annual Accounting Date falling on a day which is not a Business Day and/or to ensure that all Annual Accounting Dates fall on the same day on the relevant week;

App means any of a smartphone application, tablet computer application, mobile media application and/or personal computer application which is:

(i)	created and operated exclusively or substantially exclusively in connection with the Licensed Activities; and

(ii)	exclusively or substantially exclusively intended for the promotion or operation of the Licensed Activities;

App Name means the App name as set out at Part B of Schedule 3 or as otherwise agreed between the parties in writing from time to time;

Board means the board of directors of the relevant party from time to time or the directors present at a duly convened meeting of the directors at which a quorum is present;

Brand Marketing Partnership has the meaning given to it in Schedule 9 to this Agreement;

Brand Strategy Plan has the meaning given to it in Schedule 11;

Brand Values means the following values as generally implemented or followed by the Virgin Group: (i) insatiable curiosity; (ii) heartfelt service; (iii) delightfully surprising; (iv) red hot relevance; (v) smart disruption; and (vi) straight up; as detailed in The Virgin Way, and as the same may be amended or updated by VEL from time to time;

Business Day means a day other than a Saturday, Sunday or public holiday in England or the United States when banks in both London and New York are open for general business;

Business Plan means a written business plan which complies with the requirements of Schedule 14 [***], and:

(i)	[***]; or

(ii)	[***];

Commencement Date means 1 March 2017;

Commercial Launch means the first spaceflight for paying passengers;

Commercial Launch Date means the date on which Commercial Launch occurs;

Contact and Consent Guidelines means VEL’s Contact and Consent Guidelines set out in Schedule 5;

Control means the power of a person to determine the outcome of decisions about the relevant entity’s financial and operating policies (whether by ownership of voting share capital, ability to appoint or remove directors with a majority of the voting rights at meetings of the Board, or otherwise howsoever);

CPI means the Consumer Price Index published annually by the Bureau of Labor Statistics in the US; (or by such other body upon which duties in connection with such index shall have been devolved from time to time), PROVIDED THAT if (i) such index ceases to be published or (ii) the basis on which it is compiled is amended such that it is no longer a measure of general consumer price inflation in the United States, such index shall be replaced by such other index as may most closely resemble the CPI as at the Novation Effective Date;

Crisis means any material safety incident, material health incident, material public relations issue, or other material incident, in each case with respect to the Licensee or its business and which causes or would reasonably be expected to cause material detriment to the Marks;

Customer Experience Principles means the customer experience principles set out in Schedule 6;

Data Protection Law means the following legislation to the extent applicable from time to time: (a) national laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (b) the GDPR and any national law implementing and/or supplementing the GDPR (such as, in the UK, the Data Protection Act 2018), and (c) any other data protection or privacy laws, regulations, guidance and codes of practice applicable to the processing of personal data;

Domain Name means the domain names set forth in Schedule 12;

Ethical Sourcing Principles means the ethical sourcing principles to be agreed in accordance with Schedule 7;

Expiry Date means the date that is 25 years after the Novation Effective Date;

Extension Period has the meaning given to it in clause 10.1;

GDPR means Regulation (EU) 2016/679/EC on the protection of natural persons with regard to the processing of personal data and on the free movement of such data;

Good Industry Practice means the exercise of such skill, diligence, prudence and foresight which would ordinarily or customarily be expected of a skilled and experienced operator engaged in the same industry or a similar business;

Gross Sales means:

(i)	the total consolidated revenue of the Licensee and its Subsidiaries; together with

(ii)

the total amounts of revenue received by the Licensee’s permitted sub- licensees (other than the Licensee’s Subsidiaries which are covered by limb (i) above), if any, in connection with the carrying on of the Licensed Activities, less sales taxes payable in connection with such revenue, in each case determined in accordance with generally acceptable accounting practices (GAAP) and excluding any revenue received by the Licensee and its Subsidiaries arising from any Opportunities other than the matters referred to in paragraph 5(i) of Schedule 9 (for the avoidance of doubt, revenue arising from the matters referred to in paragraph 5(i) of Schedule 9 shall constitute Gross Sales);

Group means, in relation to a company, the ultimate Holding Company of that company and any Subsidiary of the ultimate Holding Company of that company, and “Group Company” will be construed accordingly;

High Speed Air Travel means nonterrestrial supersonic (or faster) air travel from one Earth location to another Earth location as a final destination.

HL1 Tech means [***];

Holding Company means a holding company (as defined by section 1159 of the Companies Act 2006) or a parent undertaking (as defined by section 1162 of the Companies Act 2006);

Hyperloop Activities means:

(a)	[***];

(b)	[***]; and

(c)	[***];

Indemnified Tax means any withholding tax imposed on or with respect to any payment made by Licensee to VEL under this Agreement, but not including (i) taxes imposed on or measured by net income (however denominated), revenue, turnover, franchise taxes and branch profits taxes, in each case imposed as a result of VEL (or its assignee, as applicable) being organized under the laws of, or being resident for tax purposes in, or having its principal office in, or any other present or former connection with (or with VEL’s or its assignee’s customers or clients in), the jurisdiction imposing such tax (or any political subdivision thereof), (ii) US withholding taxes imposed on amounts payable under this Agreement pursuant to a law in effect on the date of this Agreement or, in the case of any assignee of VEL, the date of such assignment (except to the extent that, (A) pursuant to Clause 4.7, amounts with respect to such taxes were payable to VEL immediately before such assignment, (B) there is a change in law, including a change to the terms of the US-UK Income Tax Treaty, after the date of this Agreement as a result of which VEL is no longer able to obtain exemption from US federal income and withholding tax on all payments from the Licensee under this Agreement or (C) such withholding taxes would not have arisen but for a voluntary transaction, action or omission carried out or effected by the Licensee at any time after the date of this Agreement including, for the avoidance of doubt, a change in the tax residency of the Licensee, any assignment or novation of this Agreement and the acquisition of the Licensee by a third party), or (iii) any US withholding taxes resulting from VEL (or its assignee) failing to provide the Licensee with a valid and duly executed IRS Form W8-BEN-E;

Licensed Activities means the activities set out in clauses 3.1(a) to (d) inclusive;

Licensee has the meaning given to it in the Preamble;

Loyalty Program means a program designed to increase users and user engagement based on a membership model and the earning and giving of rewards;

Marks means the Virgin Marks and the Names;

Merchandising Opportunity has the meaning given to it in Schedule 9;

Names means ‘Virgin Galactic’ only plus the corresponding logos attached at Schedule 2, the Domain Name, the App Name and the Social Media Names (as relevant, and as the same may be updated from time to time);

Novation Effective Date means the effective date of the Deed of Novation, Amendment and Restatement to which this Agreement is annexed;

Opportunities has the meaning given to it in Schedule 9;

People Experience Principles means the people experience principles set out in Schedule 6 to this Agreement;

Permitted E-Presence means the Site, the App and the Social Media (and will include access to such media channels via mobile applications);

Permitted TSC Activities means the following activities only:

(a)	[***];

(b)	[***];

(c)	[***];

(d)	[***];

(e)	[***];

(f)	[***],

but excluding, in each case, for the avoidance of doubt:

(1)	[***];

(2)	[***]; and

(3)	[***];

Promotional Materials means those electronic, printed and other materials created by the Licensee for public distribution in connection with the advertising, promotion and exploitation of goods and/or services being provided as part of the Licensed Activities in accordance with this Agreement;

Purchaser Covenant means the agreement set out in Schedule 13;

Purpose means “Changing business for good”, as detailed in The Virgin Way, and as the same may be amended or updated by VEL from time to time;

Purpose Metrics means the metrics set out in Schedule 8, as the same may be amended or updated from time to time by agreement of the parties;

Quarter means the period of three months from the Commencement Date and each subsequent period of three months and in the case of the last Quarter, the period from the commencement of such Quarter until the date of termination or expiry of this Agreement;

Quarterly Statement has the meaning given to it in clause 4.3(a);

Royalties means the payments described in clause 4 and paragraph 5 of Schedule 9;

Site means the Licensee’s internet site either accessible through or located at the Domain Name;

Social Media means customary Internet based social media services from time to time (such as, as of the Commencement Date, the internet based social media service known as Facebook) which are:

(i)	created and operated exclusively or substantially exclusively in connection with the Licensed Activities; and

(ii)	exclusively or substantially exclusively intended for the promotion of the Licensed Activities;

Social Media Names means those Social Media names as set out in Part A of Schedule 3, as such Schedule may be amended by the mutual written agreement of VEL and the Licensee;

Sponsorship Opportunity has the meaning given to it in Schedule 9;

Strategy and Brand Board has the meaning given to it in Schedule 4;

Strategy and Brand Board Report means the reporting framework set out in Part B of Schedule 4, as the same may be amended or updated by VEL from time to time;

Subsidiary means a subsidiary (as defined by section 1159 of the Companies Act 2006) or a subsidiary undertaking (as defined by section 1162 of the Companies Act 2006);

Term means the period commencing on the Commencement Date and terminating on (i) the later of the Expiry Date or on the final day of any Extension Period agreed between the parties in accordance with clause 10.1, or (ii) the date of earlier termination of this Agreement in accordance with its terms;

Territory means the World;

The Virgin Way means VEL’s brand experience programme which includes a self-serve site (available at https://www.thevirginway.com) that provides best practice, tools and guidelines on how to create irresistible Virgin experiences that change business for good, as the same may be amended or updated by VEL from time to time;

TSC means TSC, LLC, a Delaware limited liability company whose principal place of business is at 1223-A Sabovich St., Building 79, Mojave, CA 95301, USA;

Unsuitable Buyer means:

(i)	the person is involved in any business or activity which in VEL’s reasonable opinion would be reasonably likely to materially damage the value or reputation of the Marks or VEL; and/or

(ii)	the person is, or is controlled by, an entity that also has a controlling interest in the operation of any VEL Change of Control Competitor;

Unsuitable Sale has the meaning given to it in clause 10.2(e);

US means the United States of America;

US-UK Income Tax Treaty means the 2001 US-UK Double Taxation Convention, as amended by the 2002 Protocol;

VAT means value added tax imposed in any current or former member state of the European Union pursuant to Council Directive (EC) 2006/112 on the common system of value added tax, and national legislation implementing, or supplemental to, that Directive or any predecessor to it, or any similar tax which may be substituted for or levied in addition to it or any value added, sales or similar tax imposed in any country that is not a member of the European Union;

VEL has the meaning given to it in the Preamble;

VEL Change of Control Competitor means any company operating as a material part of its business, an aerospace, satellite launch, trains, hyperloop, telecoms, airline, cruise or gym business, or such company’s Holding Company;

VEL Licensee means any person or entity to which VEL has (directly or indirectly) granted a licence to operate a business principally branded under the Marks (or any of them), a list of which is available upon request;

VGLC means the company Virgin Group Loyalty Company Limited registered in England and Wales with company number 11490861 whose registered office is at 66 Porchester Road, London, United Kingdom, W2 6ET, and its successors and assigns;

Virgin Brand Identity Guidelines means the guidelines for the use of the Marks set forth in The Virgin Way, as the same may be amended or updated by VEL from time to time;

Virgin Group means VEL and its Group, together with any VEL Licensee;

Virgin Marks means VEL’s trademark applications and/or registrations and unregistered trademark rights in respect of the Virgin Signature Logo and the word mark VIRGIN (including as the same may be updated from time to time), a list of which is available upon request;

Virgin Orbit means Virgin Orbit, LLC, a Delaware limited liability company whose principal place of business is at 4022 E. Conant Street, Long Beach, CA 90808, USA;

Virgin Signature Logo means the logo set out in Schedule 1; and

Virgin Social Media Guidelines means the social media guidelines available at The Virgin Way, as the same may be amended or updated by VEL from time to time.

1.2	In this Agreement, unless otherwise specified:

(a) the headings in this Agreement are inserted only for the purpose of convenience and shall not affect the construction of this Agreement;

(b) references to a clause, schedule or paragraph are to a clause, a schedule or paragraph in this Agreement;

(c) any reference to this Agreement or to any other document will include any permitted variation, amendment or supplement to such document;

(d) a reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established;

(e) the Schedules form part of this Agreement;

(f) references to any statute or statutory provision or order or regulation made thereunder shall include that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time;

(g) any reference to a person will be to a legal person of whatever kind whether incorporated or unincorporated and to its successors, permitted assignees and transferees;

(h) words denoting the singular shall include the plural and vice versa;

(i) any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

(j) a reference to writing or written includes email, unless (i) otherwise specified; (ii) the reference relates to a material approval required from VEL; (iii) the reference relates to an amendment of this Agreement or a notice under this Agreement;

(k) for any decision requiring VEL’s consent, agreement or approval hereunder, and unless otherwise expressly and specifically set forth herein, VEL will not unreasonably withhold, condition or delay its consent, agreement or approval (or require additional consideration). In providing its consent or approval under this Agreement, VEL will be entitled to have regard to all relevant factors including, without limitation: (a) the overall value and reputation of the Marks (or any of them); (b) the interest of the parties in maximizing the value of the Licensee’s business under this Agreement; (c) the reasonable interests of current or future licensees of any of the Marks; and (d) VEL’s current and future business strategy for the Virgin brand;

(l) with respect to the Brand Values and other standards, policies or guidelines applicable with respect to the Marks hereunder, VEL shall use reasonable endeavours to apply such standards to and treat Licensee hereunder in a manner that does not impose (a) material increased costs on Licensee, or (b) greater obligations on Licensee as compared to the general practices of VEL with respect to VEL Licensees;

(m) in respect of the Permitted E-Presence only, a reference to computers, smartphones, mobile media, applications, domain names, the Internet, social media and the like shall include similar and successor technologies thereto; and

(n) any obligation on a party not to do something includes an obligation not to procure or authorize that thing to be done.

1.3

If there is any inconsistency or conflict between the clauses of this Agreement, the schedules of this Agreement and any other documents referred to in this Agreement, the following order of precedence will apply:

(a) the clauses of this Agreement;

(b) the schedules of this Agreement;

(c) any other document referred to in this Agreement.

2.	LICENSEE’S ACKNOWLEDGEMENT

2.1	The Licensee acknowledges:

(a) that all rights in the Marks belong to VEL;

(b) that the Licensee shall not acquire or claim any title to any of the Marks by virtue of the rights granted to it by this Agreement or through its use of the Marks either before or after the date of this Agreement;

(c) that all goodwill and other rights generated or accrued by the Licensee’s use of the Marks shall at all times be deemed to have accrued to VEL. VEL may, at any time, call for a confirmatory assignment of that goodwill attaching to the Marks in a standard and customary form and the Licensee shall promptly execute it; and

for the avoidance of doubt, the Licensee shall do any act reasonably required to give effect to this clause 2.

3.	GRANT

3.1	In consideration of the Royalties and the covenants and undertakings contained in this Agreement, VEL hereby grants to the Licensee with effect from the Commencement Date the following rights:

(a) the non-exclusive right to use the name VIRGIN as part of its registered company name Virgin Galactic Holdings, Inc. and the registered company names Virgin Galactic Vehicle Holdings, Inc., Virgin Galactic, LLC and Virgin Galactic Limited and to use the same on headed notepaper and other corporate materials and communications which, in the ordinary course of business, bear the company name in the Territory during the Term in accordance with the terms and conditions of this Agreement;

PROVIDED THAT when used as a company name such name is where customary and appropriate, followed by the relevant company denotation (e.g. LLC, Inc.) for the relevant type of company and jurisdiction within the Territory in which such company operates;

(b) an exclusive (even as against all other members of the Virgin Group) licence to use the Virgin Marks, but only in the form of the Names, in relation to:

(i)	[***];

PROVIDED, HOWEVER, [***];

(ii)	[***]; and

(iii)	[***];

(c) in each case in conjunction with and as an ancillary part of the activities in clause 3.1(b)(i) above, a non-exclusive licence to use the Marks, but only in the form of the Names, on or in relation to:

(i)	[***];

(ii)	[***];

(iii)	[***];

(iv)	[***];

(v)	[***];

(vi)	[***]; and

(vii)	[***];

(d) the pursuit and implementation of the Opportunities in accordance with the terms and conditions set out in Schedule 9;

in each case in the Territory for the Term in accordance with the terms and conditions of this Agreement PROVIDED THAT:

(1)

nothing contained in this Agreement shall allow the Licensee to use: (a) the Virgin Marks in a form other than the Names (including using the Virgin Marks alone or using the stylised V from the Virgin Signature Logo alone); (b) in respect of any Social Media, any name other than the Social Media Names; and (c) in respect of the App, any name other than the App Name, in each case (a)-(c), except as otherwise agreed by VEL in its absolute discretion in advance in writing. VEL shall not license any other party to use the Names without the prior written consent of the Licensee (in its absolute discretion) SAVE THAT, for the avoidance of doubt, VEL shall be entitled to license Virgin Orbit to use (and permit the use of) the Iris logo;

(2)	nothing contained in this Agreement shall allow the Licensee to use the Marks in relation to:

(a)	(i) [***] or (ii) [***];

(b)	[***];

(c)	[***];

(d)	[***];

(e)	[***];

(f)	[***];

(g)	[***]; or

(h)	[***].

The Licensee acknowledges that VEL has licensed certain other parties to use the Virgin Marks (other than in the form of the Names) in the Territory in relation to the operation of hotels, airlines and holiday tour operators and activities incidental thereto. Notwithstanding the foregoing, the Licensee shall be permitted to contract with other VEL Licensees, such as airlines, in order to make available the services of those VEL Licensees to its own customers in conjunction with the activities in clause 3.1(b)(i) above. At the Licensee’s reasonable request, VEL shall meet in good faith with VEL Licensees and the Licensee to discuss, and use reasonable endeavours to afford the Licensee the opportunity to participate in, certain group activities and initiatives such as those described in clause 5.17.

(3)	any use of the Virgin Marks in relation to goods and services not specifically permitted under this Agreement without VEL’s prior approval will amount to a material breach of the Agreement;

(4)

subject to proviso 5 below, the Licensee agrees that its principal activity shall be (and the Licensee shall ensure that the principal activity of its Subsidiaries shall be) that in clause 3.1(b)(i) above and the Licensee undertakes only to carry out the other Licensed Activities in conjunction with and as an ancillary part of such principal activity. The Licensee shall, at all times during the Term conduct the Licensed Activities in the Territory using only the Names and shall use all reasonable efforts to promote its conduct of the Licensed Activities under the Names;

(5)

notwithstanding proviso 4 above, the Licensee’s Subsidiary, TSC, shall be permitted to conduct the Permitted TSC Activities during the Term, PROVIDED THAT the Permitted TSC Activities shall not be provided under or by reference to the Marks. For the avoidance of doubt, the Licensee shall not (in respect of the Permitted TSC Activities) be in breach of this clause where: (i) [***]; and (ii) [***];

(6)

the Licensee hereby undertakes and agrees, on behalf of itself and its Subsidiaries from time to time, that it and its Subsidiaries shall be prohibited from carrying out or conducting any activities other than the Licensed Activities and the Permitted TSC Activities without VEL’s prior written consent (in its absolute discretion);

(7)

the parties acknowledge that the activities in clause 3.1(b)(i) above will be provided from the Licensee’s “spaceport” premises in New Mexico or Mojave, California and, subject to regulatory approval, [***], PROVIDED THAT the Licensee shall obtain the prior written consent of VEL (such consent not to be unreasonably withheld) in relation to any new launch site or location;

(8)	the Licensee shall work with VEL on, and VEL shall have a right to approve, the design, scale and look and feel of the activities in clauses 3.1(c)(ii) and (iii) above;

(9)

VEL agrees that it shall consider in good faith, and subject to the rights of existing VEL Licensees, any written business plan from the Licensee relating to an extension of its rights under this Agreement;

(10)	except as set out in proviso 1 to clause 3.1 above, VEL shall not grant any other party a licence to use the Virgin Marks in the form of the Names; and

(11)	the Licensee undertakes:

(a)	not to create, establish, operate or maintain any Social Media other than the Social Media described in Part A of Schedule 3, except with VEL’s prior written consent;

(b)	not to create, establish, operate or maintain any App on any platform not listed in Part B of Schedule 3, except with VEL’s prior written consent;

(c)	to seek VEL’s prior written approval for the design of each App icon as appears when it is downloaded on any device;

(d)	to ensure that the content of the Permitted E-Presence relates to and promotes exclusively or substantially exclusively the Licensed Activities; and

(e)	to modify or moderate the content, design and/or functionality and/or programming of all Permitted E-Presence upon VEL’s reasonable request.

3.2

VEL understands that, in addition to the activities permitted herein, the Licensee intends to offer certain additional activities to clients participating in the activities in clause 3.1(b)(i) above and accompanying family and friends, in each case in conjunction with and as an ancillary part of the activities in clause 3.1(b)(i) above, and around the time of the 3.1(b)(i) activities. It is envisaged that these additional activities would be operated by Licensee or third parties working in conjunction with the Licensee, and upon the Licensee’s reasonable request, the parties agree to work together acting reasonably and in good faith, and responding to the other party’s reasonable requests as soon as reasonably practicable, to assess what activities may be so offered, the overall proposition, licensing and branding of such activities and to document any such agreement in writing. No such additional activities will be provided by the Licensee in advance of such written documentation or without VEL’s prior written consent.

3.3	The parties acknowledge and agree that the Licensee and its Subsidiaries may [***]:

(a)	[***]:

(i)	[***];

(ii)	[***];

(iii)	[***]; and

(iv)	[***]; and

(b)	[***].

For clarity, the foregoing is without limitation to the Permitted TSC Activities.

4.	PAYMENT OF ROYALTIES

4.1	The Licensee shall pay VEL a quarterly Royalty which shall be the greater of:

(a) US dollars:

(i)	[***] for each Quarter or part of a Quarter prior to the Commercial Launch Date;

(ii)	[***] for each of the first 4 Quarters after the Commercial Launch Date;

(iii)	[***] for each of the next 4 Quarters (i.e., Quarters 5 to 8 inclusive) after the Commercial Launch Date;

(iv)	[***] for each of the next 4 Quarters (i.e., Quarters 9 to 12 inclusive) after the Commercial Launch Date;

(v)	[***] for each subsequent Quarter as adjusted annually in line with CPI as from the fourth anniversary of the Commercial Launch Date, and on each anniversary thereafter; and

(b) [***]% of Gross Sales.

All amounts payable pursuant to this clause shall accompany the Quarterly Statement to be provided by the Licensee to VEL in accordance with clause 4.3(a).

4.2

In addition to the amounts payable under clause 4.1 above, the Licensee shall also pay Royalties to VEL in respect of the Sponsorship Opportunities, Brand Marketing Opportunities and Merchandising Opportunities in accordance with Schedule 9.

4.3	The Licensee shall supply to VEL:

(a) within 10 Business Days of the end of each Quarter, a statement certified as accurate by an authorised representative of the Licensee showing:

(i)	the Gross Sales by source of revenue;

(ii)	the Royalty due for the relevant Quarter on such Gross Sales;

(iii)	the Licensee’s (and its Subsidiaries’) actual spend on marketing, advertising and promotional activities relating to the Licensed Activities in that Quarter; and

(iv)	any other financial information which VEL reasonably requests, (the “Quarterly Statement”);

(b) at least thirty (30) days prior to the Annual Accounting Date each year an annual estimated prediction of the budget, with an estimated projection of Gross Sales for the upcoming Accounting Period broken down by Quarter and an estimated projection of Gross Sales for the upcoming five (5) years broken down by Accounting Period (with a final budget and projection following as soon as reasonably practicable thereafter). These projections will be produced in good faith and based upon an informed assessment of the market;

(c) a statement showing Gross Sales for each Accounting Period within one month after the end of such period certified by a qualified, internationally recognized auditor;

(d) within one hundred and twenty (120) days after each Annual Accounting Date, a balance sheet and profit and loss account certified by a qualified, internationally recognized auditor showing the true position of the business of the Licensee for each financial year of the Licensee during the Term, and for the first financial year expiring after the expiration or termination of this Agreement;

(e) within one hundred and twenty (120) days after the end of each Annual Accounting Date, a reconciliation between revenue/turnover for the relevant Accounting Period (as shown in the audited profit and loss account), and the Quarterly Statements provided to VEL during the Licensee’s financial year, audited by the Licensee’s auditors (the “Reconciliation Statement”). The Reconciliation Statement will provide a reasonably detailed description of each of the reconciling items to the reasonable satisfaction of VEL;

(f) where the Reconciliation Statement reveals an underpayment of any amount due to VEL, the amount of such underpayment will be paid in full by the Licensee to VEL within ten (10) Business Days following receipt of a relevant invoice from VEL. Where the Reconciliation Statement reveals an overpayment of any amount due to VEL, the amount of such overpayment will be set off against the Royalties due for the following Quarter;

(g) any information in the Licensee’s possession that would reasonably be expected to materially affect the financial standing of the Licensee; and

(h) any other information in the Licensee’s possession or control relating to the Reconciliation Statement and/or the financial position of the Licensee’s (and its Subsidiaries’) business under this Agreement as may be reasonably requested by VEL.

4.4

If the Licensee does not provide VEL with the Quarterly Statement within ten (10) days of the date when the applicable Quarterly Statement is due (and such failure to provide the Quarterly Statement is not cured within five (5) Business Days of notice from VEL thereof), VEL may invoice the Licensee the greater of the minimum royalty for the relevant Quarter set out in clause 4.1(a)4.1(a)(i) or the amount invoiced the previous Quarter plus [***].

4.5

Subject to the provisions of Schedule 9, any obligation to make a payment under this Agreement has been expressed exclusive of VAT. If such tax is chargeable by reference to anything done under this Agreement, the payment shall be increased to include an amount representing such tax and VEL shall provide the Licensee with a valid invoice evidencing such tax. VEL and the Licensee shall cooperate with each other in good faith, to secure (and to enable the Licensee to claim) any exemption from, or otherwise to minimize, any such taxes or to claim a tax refund therefor or tax credit in respect thereof. If VEL receives any refund or credit with respect to any taxes paid or borne by the Licensee under this clause 4.5, VEL shall promptly pay to Licensee such amount, if any, as will leave VEL in no better and no worse position than it would have been in, if the amount of such refund or credit had not been received.

4.6

In the event of any payment to be made by the Licensee under this Agreement not being received by VEL on or before the due date of payment (including without limitation as a result of any failure by the Licensee to provide the Quarterly Statement when due), VEL shall be entitled to charge interest at the lesser of (a) the rate of [***] per annum above the base rate of Lloyds Bank PLC or (b) the maximum rate permitted by applicable law, from the due date for payment to the date when payment is actually received (both before and after any court judgment). Such interest will be payable immediately on demand and will accrue on a daily basis and be compounded quarterly.

4.7

(a) Subject to the provisions of Schedule 9, all sums payable by the Licensee to VEL under or in connection with this Agreement shall be paid in full without any set-off or counterclaim whatsoever and free and clear from all deductions or withholdings including, but not limited to, withholding tax. If such withholdings and deductions are required by law, the Licensee shall be entitled to make any such deductions or withholdings. To the extent that any amounts are so deducted or withheld by the Licensee, such deducted and withheld amounts shall be treated for all purposes as having been paid to VEL, and to the extent that such deductions or withholdings are for an Indemnified Tax, any sums due to VEL shall be increased to include an amount equal to such withholding or deduction, taking into account any reductions pursuant to clause 4.7(b). To the maximum extent permitted by law, VEL and the Licensee shall cooperate in completing any procedural formalities (including the execution of available forms or certificates) necessary for the Licensee to obtain authorisation to make any payments without withholding for US taxes, or at a reduced rate of withholding. Without limiting the foregoing, (i) on or prior to the date of this Agreement, VEL shall provide the Licensee with a duly executed IRS Form W8-BEN-E claiming eligibility for full exemption from any US withholding taxes with respect to payments under this Agreement and any assignee of VEL shall provide the Licensee with such a form on or prior to the date of the assignment, and (ii) in the event an IRS Form W8-BEN-E provided by either VEL or its assignee expires or becomes obsolete or inaccurate in any respect, VEL or its assignee (as applicable) shall promptly provide the Licensee with an updated duly executed IRS Form W8-BEN-E.

(b) If the Licensee becomes, or reasonably is expected to become, obliged to make payment to VEL (or its assignee) under this clause 4.7 in respect of an Indemnified Tax, the parties will: (A) use all reasonable endeavours to restructure these arrangements prior to the time such Indemnified Tax would otherwise be due, including by novating or assigning this Agreement to an Affiliate, to ensure that no payment is required to be made to VEL (or its assignee) in respect of an Indemnified Tax (or, if the foregoing cannot be accomplished, to minimize the amount of such payments as much as is reasonable), and (B) if having used such reasonable endeavours, an amount is still due in respect of an Indemnified Tax, the additional amount payable by Licensee to VEL (or its assignee) pursuant to this clause 4.7(b). after such minimization efforts will be reduced by fifty percent (50%).

(c) If VEL (or its assignee) or any of its Affiliates receive any tax refund or obtain and utilize any tax credit in respect of an Indemnified Tax paid by the Licensee, VEL (or its assignee, as applicable) shall promptly pay the amount of any such tax refund or tax credit over to the Licensee to the extent which will leave VEL (or its assignee) in the same after-tax position in respect of the Royalty as it would have been in had the Indemnified Tax not been required to be paid.

4.8

The Licensee shall keep suitable records and accounts in order to demonstrate that the correct Royalty payments have been made pursuant to the terms of this Agreement. All such records and accounts shall be available for inspection by VEL (or its duly authorised representative reasonably acceptable to the Licensee and subject to a reasonable confidentiality agreement) which shall be entitled to inspect such records and accounts on five Business Days prior written notice. In the event that any such inspection or audit correctly reveals a discrepancy in the Royalties paid, any shortfall shall be paid immediately and in the event that the shortfall is more than [***] of the correct figure due in the audited period, the reasonable professional costs of the audit or inspection shall also be payable by the Licensee. If an inspection or audit reveals an overpayment in the Royalties paid, the Licensee may set off the overpayment against the next Royalty payment(s).

4.9	All books of account and records referred to in this clause 4 will be kept and made available for inspection for at least six years after any termination or expiry of this Agreement.

4.10

The Licensee’s payment obligations under this Agreement shall be performed without any right of the Licensee to invoke set-off, deductions, or other similar rights (other than as expressly permitted in this Agreement).

5.	CONDITIONS OF USE

Business

5.1	The Licensee will use best endeavours to:

(a)

conduct the Licensed Activities in accordance with transparent, honest and ethical business practices (whether dealing with employees, the public, the business community, shareholders, customers, suppliers, competitors or governmental and regulatory bodies);

(b)

develop and maintain appropriate Crisis management procedures related to its business. The Licensee will notify VEL as soon as reasonably practicable of any Crisis that arises during the Term, will keep VEL informed of (and take into account VEL’s reasonable input on) any material action to be taken or material procedure to be adopted by the Licensee. To the extent that a Crisis requires a response prior to consulting with VEL, the Licensee will keep VEL informed of any action taken or procedures adopted in relation thereto as soon as reasonably practicable. The Licensee will determine how to respond to any Crisis, acting in accordance with the terms of the agreed Crisis management and response plan and taking into account (i) VEL’s reasonable input and (ii) any reasonably likely material impact on the value and reputation of the Virgin brand;

(c)

operate its business sustainably and in a Purpose-driven manner, including through (i) using finite resources responsibly with specific regard to water, waste and volatile organic compounds; and (ii) making a positive contribution to its local communities. The Licensee will ensure that its policies relating to the above are appropriate for a company operating in its sector. The Licensee will actively seek and investigate opportunities to display innovation and leadership in its sector in respect of wellbeing of people and planet, and social/environmental impact; and

(d)

comply with (and shall use reasonable endeavours to obtain from its suppliers, sponsors and other related third parties appropriate contractual commitments in respect of) ethical business practices, labour standards and environmental reporting, reflecting legal compliance and best practice (as represented by the Ethical Sourcing Principles).

Brand

5.2

The Licensee will only use the Marks in accordance, in all material respects, with the Virgin Brand Identity Guidelines and, with respect to Social Media, the Virgin Social Media Guidelines (unless otherwise approved by VEL). If, in VEL’s reasonable opinion, any use of the Marks or advertising, marketing or promotional material in relation to which any of the Marks are used does not comply with the standards of quality relating to the use of the Marks in relation to such materials as set out in this Agreement or in the Virgin Brand Identity Guidelines then the Licensee must withdraw or procure the withdrawal of all such use of the Marks or advertising, marketing and/or promotional material as soon as reasonably practicable upon VEL’s request. VEL specifically reserves the right to action such a request in the event that such material infringes on the rights of any other VEL Licensee. For the avoidance of doubt, the Licensee may adopt its own specific brand usage guidelines, as long as the same are not inconsistent with (i) the Virgin Brand Identity Guidelines or (ii) any other obligations of the Licensee under this Agreement.

5.3

The Licensee acknowledges that the value and reputation of the Marks are such that they denote high quality status and are synonymous with the Purpose and the Brand Values. The Licensee agrees to use best endeavours to ensure that any services supplied under the Marks and any goods to which (or to the packaging of which) the Marks are applied are of a style, quality and appearance so as to maintain this value and reputation and to reflect or to otherwise be materially consistent with the Purpose and the Brand Values. The parties acknowledge that, prior to the Commencement Date, they have worked together to develop a Purpose statement and a change programme designed to embed the Purpose in the Licensee’s business under this Agreement. The parties will regularly review and discuss the measures implemented by the Licensee to help to ensure that (i) the Purpose and the Brand Values are embedded or otherwise implemented in and reflected by the Licensee’s business under this Agreement and (ii) the Licensee’s business under this Agreement is consistent with the People Experience Principles and Customer Experience Principles.

5.4

The Licensee will use best endeavours to conduct the Licensee’s business in accordance, in all material respects with (i) the Contact and Consent Guidelines, (ii) the Ethical Sourcing Principles (once agreed) and (iii) the Purpose Metrics.

5.5

The parties will work with each other on an ongoing basis via the Strategy and Brand Board to agree to targets related to the matters set out in the Strategy and Brand Board Report and Licensee will use its reasonable endeavours to comply with such agreed targets from time to time.

Review

5.6	The Licensee will on written request from VEL meet with VEL at least once in each calendar year in order to review the exercise of the Licensee’s rights granted by this Agreement.

5.7

In order to review the conduct by the Licensee of the Licensed Activities, and the Licensee’s compliance with the conditions of use set out in this clause 5, the Licensee will establish and operate a Strategy and Brand Board in accordance with the terms set out in Schedule 4.

5.8	VEL may appoint a representative to the Licensee’s Strategy and Brand Board in accordance with Schedule 4.

5.9

If, at any time during the Term, (a) Vieco 10 Ltd. (“V10”) (including its successors and assigns) is no longer entitled to designate any directors to the Board of Licensee pursuant to the terms of that certain Stockholders’ Agreement, by and among V10, Licensee and SCH Sponsor Corp., dated as of [•], 2019, and (b) no member of VEL’s Group otherwise has a director or other representative on such Board, then:

(i)

Licensee shall agree to take all actions necessary or desirable to appoint to the Board of Licensee, one individual (the “Designated Director”) who is designated by VEL in writing; PROVIDED, HOWEVER, that such individual must be (i) qualified and suitable to serve as a member of the Board of Licensee under all applicable corporate governance policies and guidelines of the Licensee and the Licensee’s Board and all applicable legal, regulatory and stock exchange requirements, in each case as determined in good faith by the Board of Licensee, and (ii) reasonably acceptable to the Nominating and Corporate Governance Committee of the Board of Licensee, if there be one, or the Licensee’s Board (the requirements set forth in clauses (i) and (ii), the “Designated Director Requirements”). For the avoidance of any doubt, in the event the individual designated by VEL is deemed not to satisfy the Designated Director Requirements, the Licensee shall promptly notify VEL, and VEL shall have the opportunity to designate alternative individuals to the Licensee’s Board until its designee meets the Designated Director Requirements. Such alternative individual shall, subject to meeting the Designated Director Requirements, be appointed on or prior to thirty (30) days after VEL’s designation; and

(ii)

the Designated Director shall have a right to receive the Board papers and materials that are distributed to the Board and also to share the information contained therein related to the Licensee’s business with VEL (other than, in each case, papers, materials or information that is subject to legal privilege). The reasonable and customary costs of travel to any Licensee Board meetings for the Designated Director will be paid by the Licensee.

5.10

The Licensee will report to VEL regularly (at least twice annually), and in advance of each Strategy and Brand Board meeting, on its performance relative to the matters and targets set out in the Strategy and Brand Board Report. The Licensee will in addition submit key people experience data (including employee engagement survey data) to VEL on an annual basis, using the template provided (and as may reasonably be updated) by VEL from time to time.

5.11

The parties acknowledge the Licensee’s business strategy, positioning and implementation proposition, where directly relevant to the Virgin brand is as set out in the Brand Strategy Plan. The Licensee shall conduct its business and the Licensed Activities in a manner generally consistent with the Brand Strategy Plan.

5.12	The Licensee agrees that it will not:

(a) make any material change to the Licensee’s Brand Strategy Plan; or

(b) appoint (or replace) the CMO (or equivalent) of the Licensee;

(c) approve an annual marketing plan which has not been discussed beforehand at the Strategy and Brand Board meetings or does not reflect the Brand Strategy Plan (in each case, in all material respects), unless it has obtained the prior written consent of VEL.

General

5.13	The Licensee further undertakes to comply with the following conditions of use:

(a) to the extent that they do not comply with the Virgin Brand Identity Guidelines, but subject to clause 5.13(b), the Licensee shall submit initial designs for any materials featuring the Marks to VEL for approval (including but not limited to use on headed note paper and business cards and any advertising, marketing or promotional purposes);

(b) the creation of any new logos incorporating the Marks shall be the responsibility of VEL, or any party nominated by VEL. VEL shall consult and liaise with the Licensee during the creation of such logos unless there are legitimate reasons (in VEL’s reasonable opinion) why VEL should not do so. In certain circumstances, VEL may delegate the creation of logos to the Licensee but the Licensee shall not make use of any such logos unless VEL has given its prior written approval to use such logos (in its absolute discretion) notwithstanding that the logos may otherwise comply with the Virgin Brand Identity Guidelines. Where the Licensee participates in the development of any such new logos:

(i)

the Licensee hereby assigns to VEL all of its copyright and other rights in and to the new logos which may be assigned by way of present assignment of future rights and will assign all such rights as may not be so assigned, (and will procure that any relevant third party within its control or with whom it has contracted, will assign all of its rights in and to the new logos) to VEL, in each case from the date of their creation; and

(ii)

to the extent permitted by law, the Licensee irrevocably waives, and will procure that any relevant third party irrevocably waives, any rights it or they may have under Chapter IV (Moral Rights) of Part 1 of the Copyright, Designs and Patents Act 1988 (or equivalent rights in any jurisdiction) in and to the new logos and, to the extent required, the Licensee will use reasonable endeavours to obtain a written waiver from its employees of any such rights which they may have, and in each case the Licensee will execute all standard and customary documents as may be required to effect and confirm the foregoing;

(c) the Licensee shall also obtain the prior written approval of VEL (in its absolute discretion) in relation to the form and appearance of any co-branding featuring the Marks (to the extent that it is otherwise permitted under this Agreement);

(d) where VEL has not sent (by courier, post, email or fax) to the Licensee at its then usual business or email address a written response in relation to the designs and/or materials submitted by the Licensee within 15 Business Days of receipt of such designs and/or materials, VEL shall be deemed to have approved the designs and/or materials for the purposes of this clause;

(e) where reasonably practicable, the Licensee shall display the following statement (or any other standard and customary statement as notified in writing from VEL to the Licensee) on any goods, services or other materials or displays (including Site displays, Social Media displays and App displays) bearing the Names:

“VIRGIN and the Virgin Signature logo are trademarks of Virgin Enterprises Limited and are used under licence.”

(f) the Marks may not be used in combination with any other marks, names, words, logos, symbols or devices (other than the Galactic Girl and DNA of Flight logos), including without limitation any mark comprising or incorporating the letter “V” as a dominant element in a manner that is confusingly similar to the Marks or is intended to represent or suggest the existence of a relationship with, or is likely to have the effect of representing or suggesting the existence of a relationship with, VEL or the Marks (except as specified in this Agreement) without the prior written consent of VEL (in its absolute discretion);

(g) the Licensee shall not at any time do or omit to do anything which would reasonably be expected to materially prejudice VEL’s rights in the Marks;

(h) the Marks shall not be used in any manner which would bring them or VEL into disrepute or otherwise materially damage the goodwill or reputation of the Marks or VEL or which would reasonably be expected to allow the Marks to become generic, lose their distinctiveness or mislead the public;

(i) the Licensee shall promptly provide VEL with details of all material claims or litigation commenced against the Licensee by third parties and all material complaints made by customers, distributors, retailers and/or members of the public relating to the Licensed Activities conducted under the Marks together with reports on the resolution of such complaints and shall comply with any reasonable directions or recommendations given by VEL in respect thereof;

(j) the Licensee shall comply, and ensure that all goods and services provided as part of the Licensed Activities and all related marketing and advertising comply, in all material respects, with all applicable laws, regulations and Good Industry Practice, save to the extent that such compliance is made impractical by the action or inaction of VEL;

(k) the Licensee shall obtain, maintain and comply with all necessary consents, licences and authorisations and all other formalities required in connection with the provision of the Licensed Activities within the Territory and is under an obligation to notify VEL if it becomes aware of any changes or possible changes in legislation, regulations, policy or procedures which would reasonably be expected to materially adversely affect the ability of the Licensee to carry on the Licensee’s business under this Agreement;

(l) the Licensee shall comply with all third party contractual obligations including, but not limited to, banking covenants; and

(m) the Licensee will seek and incorporate or otherwise reasonably address VEL creative council’s reasonable comments on: (i) significant creative campaigns (including launch, relaunch, annual campaigns); and (ii) subject in each case to obtaining VEL’s prior written approval, any communication they wish to make involving Sir Richard Branson.

5.14	During the Term the Licensee shall not use without VEL’s prior consent:

(a) (in relation to the Licensed Activities): (i) any marks which are similar to but not identical with the Marks, or (ii) any marks which otherwise incorporate the “Virgin” name, style, font, format or colour or the letter “V” (other than the Names as permitted hereunder) as a dominant element in a manner that is confusingly similar to the Marks or is intended to represent or suggest the existence of a relationship with, or is likely to have the effect of representing or suggesting the existence of a relationship with, VEL or the Marks; or

(b) (in relation to any activities other than the Licensed Activities and subject to clause 3.1(a)): (i) the Marks or any marks which are confusingly similar to but not identical with the Marks, or (ii) any marks which otherwise incorporate the “Virgin” name or the letter “V” as a dominant element in a manner that is confusingly similar to the Marks or is intended to represent or suggest the existence of a relationship with, or is likely to have the effect of representing or suggesting the existence of a relationship with, VEL or the Marks.

5.15	The Licensee shall on written request from VEL:

(a) provide VEL with details of any claims, litigation, arbitration or administrative proceedings, investigations or enquiries which are in progress or threatened in writing against the Licensee concerning the Licensed Activities; and

(b) provide VEL with copies of customer service scripting, copies of pro-forma letters sent to customers and any brand tracking studies/reports undertaken or commissioned by the Licensee.

5.16

If at any time the Licensee fails to comply with the conditions of use or standards of quality and presentation set out in this clause 5, or acts in any way other than in accordance with the licence granted under this Agreement, VEL may direct the Licensee (in writing) to take such reasonable steps as may be necessary to ensure compliance which will, if such steps are taken to the reasonable satisfaction of VEL, remedy such breach without prejudice to the Licensee’s liability to VEL in respect of any damages or other claims which may have arisen as a result of such breach. If such failures by the Licensee to comply are material or persistent, such steps may include, but shall not be limited to, prior approval of all future advertising, marketing and promotional materials (including those complying with the Virgin Brand Identity Guidelines) and customer service practices in addition to any of the obligations on the part of the Licensee referred to in this clause 5.

5.17

The Licensee recognises that it is part of a group of companies and businesses licensed by VEL to use the Marks and agrees that it shall, at the reasonable request of VEL, use all reasonable efforts to participate in certain group activities and initiatives including, but not limited to, charitable initiatives and activities such as Virgin Unite, corporate social responsibility activities and initiatives such as the Virgin Group Loyalty Program established by Virgin Group (including VGLC), human resources initiatives, procurement initiatives, marketing forums, promotion of the virgin.com website, group-wide and inter-company promotions and cross- selling.

5.18	The Licensee acknowledges and agrees that:

(a) the Virgin Group (including VGLC) may launch a Virgin Group Loyalty Program and/or conduct any other activity in order to increase customer engagement and cross promotion across the Virgin Group as a whole, each of which may involve the advertising and cross promotion of goods and services offered by VEL Licensees and third party service providers, and (when launched in the Territory) will provide the Licensee a right to participate therein; and

(b) regardless of whether the Licensee participates in any Virgin Group Loyalty Program pursuant to clause 5.17, the advertising and cross promotion activities referred to in clause 5.18 will not constitute a breach by any member of the Virgin Group of the Licensee’s rights under this Agreement.

5.19

If VEL at any time during the Term materially amends or updates the Brand Values or the way in which the core elements of the Marks (such as the Virgin Signature Logo and the name “VIRGIN”) are depicted, and such amendment is intended to apply to all or substantially all of the VEL Licensees (a “Brand Refresh”), VEL will provide the Licensee not less than ninety (90) days’ written notice of the proposed commencement of such Brand Refresh and the Licensee agrees to use reasonable endeavours to amend its usage of the Marks in accordance with VEL’s reasonable written directions (including any amended Brand Values, Virgin Brand Identity Guidelines and/or Virgin Social Media Guidelines), PROVIDED THAT VEL will:

(a) consult with the Licensee in relation to defining the reasonable steps and timeframes required to implement the Brand Refresh in the context of the Licensee’s business under this Agreement;

(b) reasonably consider the Licensee’s requests in relation to minimising the Licensee’s costs in implementing the Brand Refresh;

(c) allow the Licensee to run down existing branded supplies and inventory bearing the Marks during a run-off period of up to nine (9) months; and

(d) allow the Licensee a reasonable period, and in any case up to eighteen (18) months, within which to complete the Brand Refresh.

6.	TRADE MARK PROTECTION

6.1

The Licensee acknowledges VEL’s exclusive right, title and interest in the Marks and undertakes not to (i) do, or omit to do, or authorize to be done any act which would reasonably be expected to materially weaken, damage or be detrimental to the Marks or the reputation or goodwill associated with the Marks or VEL, or which may invalidate or materially jeopardise any registration of the Marks.

6.2

The Licensee and VEL each undertake that they shall, at the other’s request and at the Licensee’s expense, execute or procure the execution of any document which may be necessary to allow recordal of the rights granted to the Licensee by this Agreement and the corresponding cancellation of such recordal on the expiry or termination of this Agreement, for whatever reason.

6.3

The Licensee hereby undertakes that it shall not (and will ensure that its Affiliates and sub-licensees do not) in any country during the Term or following termination or expiry of this Agreement register or apply to register any of the Marks as the whole or part of any trade mark, copyright, domain name, electronic mail address or any analogous right or anything similar thereto or register or apply to register any marks confusingly similar to the Marks including any marks comprising or including the letter “V” as a dominant element in a manner that is confusingly similar to the Marks or is intended to represent or suggest the existence of a relationship with, or is likely to have the effect of representing or suggesting the existence of a relationship with, VEL or the Marks. All such registrations are to be undertaken by VEL in the name of VEL (other than the Social Media Names and the App Names during the Term, which may be in the name of Licensee) and VEL shall be entitled to recharge the Licensee for all costs of transfer or assignment of any such registration made in breach of this clause including any legal, official and technical costs. During the Term of this Agreement, the Licensee shall control all administrative contacts, usernames, passwords (or equivalents) required to access, operate and control the Permitted E-Presence and to control and modify the design, functionality and programming of the content of the Permitted E-Presence, and VEL shall reasonably cooperate with the Licensee in connection therewith.

6.4

VEL shall take all reasonable steps to ensure that the registrations of the Marks cover (and, if applicable, are extended to cover) the scope of the Licensed Activities in the areas of the Territory where the Licensee is active to the extent that registrations are available in the Territory and as VEL reasonably considers is necessary to protect the Licensed Activities or the value, reputation and/or goodwill associated with the Marks, in each case at the Licensee’s cost. Any additional registrations of the Marks as the Licensee may reasonably request shall be at the Licensee’s cost.

6.5

The costs of renewal, including reasonable legal costs and all official filing fees, of any registrations in the Territory for any of the Names (including the Domain Names) to the extent relating in whole or in part to the Licensed Activities shall be paid in full (or where related in part, on a pro rata basis) by the Licensee. VEL will pay the costs of renewal of registrations for the Virgin Marks.

6.6

The Licensee shall at the request and expense of VEL provide full assistance in connection with the protection and maintenance by VEL of its rights in and to the Marks as VEL may from time to time in its reasonable discretion determine necessary including, but not limited to, providing details of sales figures, customer numbers, marketing spend, launch dates and dates of first use of the Marks by the Licensee.

6.7

The Licensee shall promptly stop using, or modify the use of, any Marks in relation to any part or parts of the Licensed Activities on receipt of written notice from VEL that such use infringes or is reasonably likely to infringe the intellectual property rights of a third party or another VEL Licensee PROVIDED ALWAYS THAT:

(a) VEL gives the Licensee full details of the alleged infringement;

(b) VEL will take whatever steps it deems necessary and appropriate to resolve such infringement or potential infringement and keep the Licensee fully updated in relation to the progress of such actions. VEL will have reasonable regard at all times to the Licensee’s interests and reputation; and

(c) VEL shall permit the Licensee to recommence use of the Marks if, and as soon as reasonably practicable after, VEL settles the matter with the third party with the effect that use by the Licensee is permitted or would no longer amount to an infringement of such third party’s rights;

PROVIDED THAT (i) nothing in this clause 6.7 shall prevent the Licensee from exercising any rights it may have against VEL, (ii) the Licensee may elect to suspend use of the relevant Marks, rather than modify the use of the Marks, if the required modifications are material in the context of the Licensee’s business; and (iii) during any time when the Licensee’s right to use the Marks for the conduct of all or a material part of the Licensed Activities is suspended under this clause 6.7, the Licensee shall have no obligation to pay Royalties (on a pro rata basis) for the period of suspension. The Licensee acknowledges that nothing under this Agreement amounts to a representation, warranty or assurance on the part of VEL in respect of the Licensee’s use of the Galactic Girl, DNA of Flight and Eye logos.

7.	DEALINGS

7.1

The rights granted under this Agreement are personal to the Licensee and the Licensee shall not delegate, assign, sub-license, sub-contract, mortgage or charge any of those rights to any third party without the prior written consent of VEL (in its absolute discretion) PROVIDED THAT the Licensee shall, subject to clause 7.2 below, be permitted to:

(a) appoint authorised third party sales agents, not otherwise branded with the Marks, for the sale of the activities in clause 3.1(b)(i) above;

(b) sub-contract the design, development and construction of the spacecraft and launch systems required for the activities in clause 3.1(b)(i) above;

(c) sub-contract the manufacture of any of the products in clauses 3.1(c)(v) and 3.1(c)(vi) above or any products produced in connection with the Licensee’s exploitation of its rights with regard to the Opportunities;

(d) permit the sale of any of the products in clauses 3.1(b)(iii) and 3.1(c)(vi) above through any third party retail outlets;

(e) promote the activities in clause 3.1(b)(i) above through promotions and competitions of a type ordinarily run by or in conjunction with third parties;

(f) permit the branding of a chase car provided by a third party manufacturer, it being recognised by the parties that such chase car may be used by such manufacturer in the ordinary course of its business when not being used for the activities in clause 3.1(c)(iii) above;

(g) permit third parties supplying goods or services to the Licensee or its Subsidiaries in support of the conduct of the Licensed Activities to refer to the Licensed Activities using the Names, PROVIDED such parties, goods and services are not themselves branded under the Marks, the name “Virgin” or the letter “V” or any name or mark confusingly similar thereto; and

(h) sub-license any of the rights granted under this Agreement to its Subsidiaries for as long as they remain Subsidiaries of the Licensee.

7.2	The rights for third parties to use the Marks referred to in clause 7.1 above shall be subject to:

(a) any such rights being no wider or no less onerous than the rights granted to the Licensee under this Agreement;

(b) the Licensee being at all times primarily liable for all use of the Marks by any such third party and for any act or omission on the part of any such third party which would amount to a breach of this Agreement had it been committed by the Licensee (a “Third Party Breach”);

(c) the Licensee indemnifying VEL from and against all cost and expenses, actions, proceedings, claims, demands and damages arising from any Third Party Breach; and

(d) any such rights terminating automatically and immediately on:

(i)	expiry or termination of this Agreement;

(ii)

expiry or termination of the relevant contractual relationship between such third party and the Licensee or upon any such third party being subject to an insolvency event of a type further detailed in clause 10.2(d) below; or

(iii)	in the case of any Subsidiary of the Licensee, upon that entity ceasing to be a Subsidiary of the Licensee.

7.3

VEL will be entitled at any time and in each case without the need for consent of the Licensee to assign the Marks and/or benefit and/or delegate the burden of this Agreement to any other company within the Virgin Group or otherwise sub- contract, mortgage, charge or otherwise transfer to any third party or hold on trust for any third party any or all of its rights and obligations under this Agreement; PROVIDED THAT VEL shall remain responsible hereunder for performance of its obligations (even as performed by such Affiliates or third parties) and shall not assign the Marks without assigning this Agreement to such assignee or assign this Agreement other than to the assignee of the Marks.

8.	REPRESENTATIONS AND WARRANTIES

8.1	VEL represents and warrants that as at the Novation Effective Date:

(a)	[***];

(b)	[***];

(c)	[***];

(d)	[***]; and

(e)	[***].

8.2	Except as set out in clause 8.1, all warranties by VEL (express or implied) are hereby excluded.

9.	INDEMNITY AND LIABILITY

9.1

The Licensee undertakes and agrees that it shall at all times during the Term observe and perform the terms and conditions contained in this Agreement. Subject to clauses 9.3 and 9.4, the Licensee undertakes and agrees to indemnify and hold harmless Virgin Group (together with their officers, servants and agents) from and against all costs (including the costs of enforcement, legal costs on a solicitor client basis, fees and expenses and VAT) liabilities, injuries, losses of whatever nature and expenses, actions, proceedings, claims, demands and damages to the extent arising directly or indirectly from the Licensee’s breach of this Agreement and/or the Licensee’s operation of the business contemplated by this Agreement, save to the extent that the same are caused by the action or inaction of VEL or a breach of this Agreement by VEL.

9.2

Subject to clauses 9.3 and 9.4, VEL undertakes and agrees to indemnify and hold harmless the Licensee and its Affiliates (together with their officers, servants and agents) from and against all costs (including the costs of enforcement, legal costs on a solicitor client basis, fees and expenses and VAT) liabilities, injuries, and expenses, actions, proceedings, claims, demands and damages to the extent arising directly or indirectly from VEL’s breach of clause 8 of this Agreement.

9.3

Indemnification of the indemnified party by the indemnifying party with respect to a third-party claim hereunder shall be conditional upon the indemnified party (a) providing prompt written notification to the other party thereof, (b) making no admission other than as advised by counsel in connection with the legal process relating thereto, (c) using all reasonable endeavours to mitigate its liabilities, costs, expenses, damages and losses, (d) allowing the other party, acting reasonably, to conduct and settle all negotiations and proceedings and (e) reasonably cooperating with the indemnifying party in connection therewith.

9.4

Subject to clause 9.5, and notwithstanding anything set forth in this Agreement, neither party’s aggregate liability under or in relation to this Agreement, including liability for breach of contract, misrepresentation (whether tortious or statutory), tort (including negligence), breach of statutory duty and under any indemnity, shall exceed [***], increasing by CPI upon each anniversary of the Novation Effective Date. For clarity, nothing in this clause 9.4 shall limit the Licensee’s obligation to pay the Royalties as and when due and owed to VEL hereunder during the Term.

9.5

Nothing in this Agreement shall exclude or limit either party’s liability in respect of: (a) death or personal injury arising out of negligence; (b) fraud; or (c) any other liability which may not be limited or excluded by applicable law.

9.6

Neither party shall be liable whether based on a claim in contract, misrepresentation (whether tortious or statutory), tort (including negligence), breach of statutory duty or otherwise arising out of, or, in relation to, this Agreement for any [***] provided that this clause 9.6 shall not limit [***].

10.	TERMINATION AND EFFECTS OF TERMINATION

10.1

This Agreement will come into effect on the Commencement Date and subject to earlier termination in accordance with its terms will continue in force until the Expiry Date (the “Initial Term”). This Agreement will terminate automatically on the Expiry Date unless the parties agree to renew the Agreement for a further period of 10 years from the day immediately following the Expiry Date (the “First Extension Period”), in which case the Agreement will continue to remain in force on the same terms (or on such other terms as the parties may agree and record in writing) and will be capable of being renewed one further time for a further period of 10 years (the “Second Extension Period”) on the same terms (or on such other terms as the parties may agree and record in writing) (the First Extension Period and the Second Extension Period together being the “Extension Period”).

10.2	VEL shall have the right, by giving notice in writing to the Licensee, to terminate this Agreement immediately if:

(a) the use of the Marks by the Licensee or the conduct of the Licensee has been or is likely to be materially damaging to the Marks or VEL, including but not limited to the reputation or the goodwill of the Marks or VEL (such as for example a catastrophic failure or accident involving any of the spacecraft or launch systems and leading to death and having such effect), and such use or conduct (if reasonably remediable) continues unremedied for more than [***] after VEL has served a notice in writing on the Licensee requiring remedy;

(b) the Licensee commits a material breach of any term or condition of this Agreement and

(i)

such breach (if reasonably remediable) continues unremedied for more than [***] after VEL has served a notice in writing on the Licensee requiring remedy of the breach, and (other than in respect of material non-payment or persistent late payment of an amount due to VEL under this Agreement not disputed in good faith) the Licensee is not using ongoing best efforts to the reasonable satisfaction of VEL to remedy the breach (subject at all times to a long-stop cut-off date of [***] by which to remedy the breach); and

(ii)	in respect of such breach (if not reasonably remediable) the Licensee [***];

(c) the Licensee makes any use of the Marks in a material way in relation to goods and services falling outside the Licensed Activities and fails to cease such use within [***] of receipt of written notice from VEL;

(d) any of the following, or any event analogous to any of the following, occurs: (i) the Licensee passes a resolution for its winding up or a court of competent jurisdiction makes an order for the Licensee to be wound up or dissolved or the Licensee is otherwise dissolved, (ii) an administrator is appointed or, an administration order is made in relation to the Licensee or a receiver or administrative receiver is appointed, or an encumbrancer takes possession of or sells, the whole or part of the Licensee undertaking, assets, rights or revenue, (iii) the Licensee is unable to pay its debts or is deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986, or (iv) the Licensee enters into an arrangement, compromise or composition in satisfaction of its debts with its creditors or any class of them or takes steps to obtain a moratorium or makes an application to a court of competent jurisdiction for protection from its creditors;

(e) there is a direct or indirect change of Control of the Licensee or any Holding Company of the Licensee in favour of an Unsuitable Buyer, or a sale of all or substantially all of the business or assets of the Licensee and its Affiliates under this Agreement to an Unsuitable Buyer (each an “Unsuitable Sale”). The Licensee will notify VEL promptly in advance of any such potential Unsuitable Sale. This right of termination will be exercisable only during the period of sixty (60) Business Days commencing on the date on which VEL receives notice from the Licensee of such proposed Unsuitable Sale. VEL will act in its reasonable discretion when deciding whether the person assuming Control is an Unsuitable Buyer and shall notify Licensee thereof during such sixty (60) Business Day period;

(f) the Licensee ceases or threatens to cease to use the Names to conduct all or a material part of the Licensed Activities and/or carry on the whole or a material part of the Licensed Activities (other than for the reasons set forth in clause 6.7 or as caused by a breach of this Agreement by VEL);

(g) the Licensee challenges VEL’s ownership of, the validity of and/or the entitlement of VEL to use or license the use of, any of the Marks (other than in connection with enforcement by the Licensee of its rights hereunder), and fails to cease or withdraw such challenge within [***] of receipt of written notice from VEL thereof; or

(h) the Commercial Launch Date has not occurred by [***], or thereafter if the Licensee is unable to undertake any commercial flights for paying passengers for any period of [***], except in connection with addressing a significant safety issue.

10.3	Upon expiration of the Term or earlier termination of this Agreement for any reason:

(a) any Royalties accrued which have not been paid will immediately become due and payable to VEL; and

(b) the Licensee shall comply with the debranding process set out in Schedule 10.

10.4	Unless otherwise agreed by the parties in accordance with Schedule 10, upon expiration of the Term or earlier termination of this Agreement for any reason, the Licensee shall:

(a) other than as permitted in sub-clauses (b) to (d) below, immediately cease use of the Marks, and within ninety (90) days cease other use of the Marks, including in relation to the Permitted E-Presence;

(b) as soon as reasonably practicable, and in any event within ninety (90) days of termination or expiry, remove from any establishment or place all representations of the Marks including without limitation all signs or display material bearing the Marks;

(c) as soon as reasonably practicable, and in any event within ninety (90) days of termination or expiry deliver (at its expense) to VEL (or to any person, firm or company nominated by VEL), to the extent not exhausted in the ordinary course of business during such ninety (90) day period, such products and other materials in its possession or under its control which reproduce or display the Marks or, at the election of VEL, destroy such products and other materials and provide VEL with satisfactory evidence of their destruction (including evidence that all aspects of the Permitted E-Presence bearing the Marks have been rendered inaccessible);

(d) as soon as reasonably practicable, and in any event within ninety (90) days of termination or expiry, change its name to a name that does not incorporate the Marks or any part thereof or anything colourably similar thereto or start with “V” (including a name consisting of “V” by itself) and within ninety (90) days cease to use the name “Virgin” as a business or trading name or part thereof;

(e) following such ninety (90) day period refrain from using the Marks at any time in the future (other than in accordance with applicable law or regulation) and not hold itself out in any way as a licensee of VEL and/or as using the Marks or entitled to use the Marks and otherwise refrain from any action (including the use of colours associated with the Virgin brand) that would or would be reasonably likely to indicate a relationship between it and VEL; and

(f) following a reasonable transition period, not to exceed ninety (90) days, deliver to VEL all usernames and passwords or equivalents required by VEL to access, operate and assume control of the Permitted E-Presence.

10.5

The Licensee shall be entirely responsible to VEL for any direct damage caused by the unauthorised use of such products and/or materials which are not delivered up or destroyed or altered pursuant to clause 10.4(c).

10.6	Any termination or expiry of this Agreement in whole or in part will not affect:

(a) any accrued rights or liabilities of either party whether under statute, in contract, tort or otherwise, nor prevent either party from pursuing other remedies available to it, including the right of the terminating party to claim any losses, damages, costs and expenses resulting from any breaches giving rise to the right to terminate this Agreement;

(b) the coming into force or the continuance in force of clauses 2, 4.3(d), 4.9, 5 (during the ninety (90) day transition period under this Agreement or such longer period agreed between the parties pursuant to Schedule 10), 6.2, 6.3, 7.2(d), 8, 10, 17, 19, 20 and 21 and Schedule 10, or any other provision of this Agreement which is expressly or by implication intended to come into or continue in force on or after such termination or expiry; and

(c) the legality, validity or enforceability of the terms of any other contract between the parties.

10.7	Except as otherwise provided herein, no party may terminate this Agreement by notice in writing to the other without the written consent of the other.

10.8

For the avoidance of doubt, the Licensee shall be required to continue paying Royalties to VEL in accordance with the terms of clause 4 and Schedule 9 during any period after termination or expiry of this Agreement in which the Licensee continues to use the Marks in accordance with clause 10.4 or pursuant to any Debranding Plan agreed in writing between the parties in accordance with Schedule 10.

10.9	A party shall not be deemed in breach of this Agreement to the extent that such breach was caused by the other party’s failure to comply with this Agreement.

11.	INFRINGEMENTS AND INJUNCTIVE RELIEF

11.1

The Licensee shall promptly notify VEL of any unauthorised use or infringement or suspected or threatened infringement of the Marks or of any passing off or of any other act or thing which might vitiate or prejudice the rights of VEL in and to the Marks that comes to its notice at any time giving reasonable particulars thereof.

11.2

VEL shall have the exclusive right in its absolute discretion to take whatever action it believes necessary and proper in connection with any unauthorised use, infringement, suspected or threatened infringement, passing off, or other unlawful interference with the rights of VEL in the Marks.

11.3

Notwithstanding clause 11.2, if, having been requested in writing by the Licensee to do so, VEL fails to take action which reasonably intended to appropriately address and resolve a matter described in clause 11.2 within thirty (30) Business Days of written notice from the Licensee, the Licensee may take action, at its own expense, in its own name and VEL’s name (and VEL will provide the Licensee all reasonable assistance which the Licensee may require in connection with such action), PROVIDED THAT:

(a) the Licensee notifies VEL in writing of its intention to take such action;

(b) the Licensee will only be permitted to take such action if failure to do so would materially adversely affect the Licensed Activities;

(c) the Licensee will not be permitted to take such action if it would have a material adverse effect on the Marks or VEL or any other VEL Licensee;

(d) the Licensee will keep VEL fully informed with up-to-date details of the status of such proceedings;

(e) the Licensee will bear the costs of any proceedings which it initiates and may retain all sums recovered in any action for its own account; and

(f) the Licensee will indemnify VEL against all costs (including the costs of enforcement, legal costs on a solicitor client basis, fees and expenses and VAT), liabilities, injuries, losses of whatever nature and expenses, actions, proceedings, claims, demands and damages arising from such action, and VEL shall reasonably cooperate with the Licensee in efforts to mitigate any such amounts.

11.4

The Licensee will not settle or compromise any claims or proceedings or make any admissions other than as advised by counsel in connection with the legal process with respect to such matters other than to VEL and will provide to VEL all reasonable assistance which VEL may require in connection with any such action it may decide to take in relation to any unauthorised use, infringement, suspected or threatened infringement, passing off or other unlawful interference with the rights of VEL (including, without limitation, bringing or joining in proceedings or lending its name to any proceedings brought by VEL, giving testimony in trade mark depositions or trial proceedings and providing VEL with details of sales figures, customer numbers, marketing spend, launch dates and dates of first use of the Marks by the Licensee). The provisions of Section 30 of the Trade Marks Act 1994 (as amended, re-enacted or replaced from time to time) or similar or equivalent legislation in any country of the world, if any, are expressly excluded by the parties for the purposes of this Agreement.

11.5	VEL will keep the Licensee fully informed with up-to-date details of the status of any such proceedings set forth in clause 11.4.

12.	ANTI BRIBERY

12.1	The Licensee and VEL shall at all times each respectively comply with (and procure that its respective employees comply with):

(a) all applicable foreign or domestic laws relating to bribery, corruption, tax evasion or any related matter from time to time in force in any relevant jurisdiction, including the UK Bribery Act 2010 and the UK Criminal Finances Act 2017; and

(b) those provisions of the Ethical Sourcing Principles that relate to bribery, corruption or any related matter (as further described in Schedule 7 and as may be updated from time to time),

(together, the “Anti-Bribery Requirements”).

12.2

The Licensee and VEL shall not (and shall ensure that all their respective employees and Affiliates do not) engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the UK Bribery Act 2010 if such activity, practice or conduct had been carried out in the UK.

12.3	The Licensee and VEL shall:

(a) have and maintain at all times during the Term its own policies and procedures, including adequate procedures under the UK Bribery Act 2010, to ensure compliance with the Anti-Bribery Requirements and will enforce them where appropriate;

(b) promptly report to the other party any request or demand for any undue financial or other advantage of any kind received by a party, any Affiliate of such party or any of such party’s employees in connection with the performance of this Agreement; and

(c) annually after the Novation Effective Date, certify to the other party compliance with this clause 12 by such party, any of such party’s Affiliates and all persons associated with it (as determined in accordance with the UK Bribery Act 2010). Such certification shall be in writing and signed by an officer of such party. Each party shall provide such supporting evidence of compliance as the other party may reasonably request.

12.4	Each party shall notify the other party as soon as it becomes aware of any breach, or potential breach, of the Anti-Bribery Requirements by it, any of its Affiliates or any of its employees.

13.	ANTI SLAVERY

13.1	Each party shall at all times respectively comply with (and procure that its employees comply with):

(a) all applicable foreign or domestic laws relating to anti-slavery and/or human trafficking in any relevant jurisdiction, including the UK Modern Slavery Act 2015; and

(b) those provisions of the Ethical Sourcing Principles that relate to anti- slavery and/or human trafficking (as further described in Schedule 7 and as may be updated from time to time),

(together, the “Anti-Slavery Requirements”).

13.2

Each party shall not (and shall ensure that its Affiliates and employees do not) engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 4 of the UK Modern Slavery Act 2015 if such activity, practice or conduct had been carried out in the UK. No activity, practice or conduct by a party, its Affiliates or employees shall put such party in breach of this clause to the extent a Court or other relevant competent national or governmental tribunal finds that such party has a valid defence under the applicable legislation in respect of such activity, practice or conduct.

13.3	The Licensee represents and warrants that:

(a) neither the Licensee nor, to its knowledge, any of the Licensee’s employees has been convicted of any offence involving slavery and human trafficking; and

(b) neither the Licensee nor, to its knowledge, any of the Licensee’s employees has been or is the subject of any investigation, inquiry or enforcement proceedings by any regulatory body regarding any offence or alleged offence of or in connection with slavery and human trafficking.

13.4

The Licensee shall implement due diligence procedures for its own suppliers, subcontractors and other participants in its supply chains, designed to ensure that there is no slavery or human trafficking in its supply chains.

13.5

Where the Licensee subcontracts any of its obligations under this Agreement, the Licensee shall implement an appropriate system of due diligence, audit and training designed to ensure compliance with the Anti-Slavery Requirements.

13.6	Each party shall notify the other party as soon as it becomes aware of any breach, or potential breach, of the Anti-Slavery Requirements by it, any of its Affiliate or any of its employees.

14.	DATA PROTECTION

14.1	The Licensee and VEL will at all times comply with Data Protection Law.

14.2	The Licensee and VEL will not engage in any activity, practice or conduct which would constitute an offence under Data Protection Law.

14.3

The parties do not envisage that the Licensee shall be processing any personal data of VEL under this Agreement. If the Licensee will be the processor of any such personal data, the Licensee and VEL will devise, implement and enforce written policies and procedures and any such processing shall be carried out in accordance with the terms of a separate data processing addendum to be entered into by the parties, acting reasonably and in good faith, before commencing such processing to ensure that any such processing of personal data is carried out in accordance with Data Protection Law.

14.4

The Licensee and VEL shall implement and maintain appropriate safeguarding procedures and comply with any reasonable policies or guidelines with respect thereto provided to it by VEL from time to time.

15.	USE OF DATA

15.1

VEL may make written requests from time to time to the Licensee to provide certain aggregate anonymised data generated by the Licensee in relation to its operation of the Licensed Activities for VEL’s bona fide business purposes as licensor of the Marks. Subject to clause 15.3, upon VEL’s reasonable written request the Licensee will promptly (at VEL’s cost, and in a format reasonably acceptable to VEL) provide such data to VEL and/or directly to such other Virgin Group persons, or the data processors of such Virgin Group persons, as VEL nominates.

15.2

In exceptional circumstances where customary and appropriate, VEL may require the Licensee to contact its customers on behalf of VEL or the Virgin Group in accordance with the terms of a separate data processing addendum to be entered into by the parties before commencing such processing.

15.3	Clause 15.1 will not oblige the Licensee to do (or refrain from doing) anything which would cause the Licensee to breach its duties under Data Protection Law.

15.4

The Licensee will enter into good faith discussions with any Virgin Group Loyalty Program operator nominated by VEL (including VGLC) in relation to its participation in such Loyalty Program (and VEL will use reasonable endeavours to cause the Virgin Group Loyalty Program operators to make reciprocal efforts with respect to Licensee).

16.	INSURANCE

16.1

The Licensee will take out and maintain with a reputable insurance company a policy or policies of insurance providing an adequate level of cover, having regard to the nature of the Licensee’s business, in respect of all customary and appropriate risks and liabilities which may be incurred by the Licensee in carrying out the Licensed Activities, including death or personal injury, loss of or damage to property or any other loss.

16.2	The Licensee will have and maintain in place comprehensive and effective Crisis management policies and procedures.

17.	CONFIDENTIALITY

17.1

Each of the parties shall keep secret and confidential the terms of this Agreement and any information of a confidential nature which it may obtain relating to the business affairs and/or trade secrets of the other PROVIDED THAT this obligation shall not apply in respect of any information (a) which comes into the public domain other than as a result of breach by the recipient of the information of the provisions of this clause, (b) which was otherwise known by the receiving party prior to receipt of such information from the disclosing party, (c) which is required to be disclosed by law or by order of a court of competent jurisdiction or a recognised stock exchange, (d) insofar as disclosure is in connection with the enforcement of this Agreement, (e) which is disclosed by a party hereto to its professional advisers, or (f) which is disclosed as reasonably customary and appropriate to underwriters, lenders or potential acquirers and their professional advisers, subject in each case to confidentiality obligations.

18.	NOTICES

18.1	Any notice or other communication required or authorised to be given under this Agreement shall be in writing and either be sent by courier or first class post as follows:

Address for notices to VEL:	Virgin Enterprises Limited
The Battleship Building
179 Harrow Road
London, W2 6NB

with a copy to [***]

Attention: Intellectual Property Director

Address for notice to the Licensee:	Virgin Galactic Holdings, Inc.
[120 Hawthorne Avenue
Palo Alto, California 94301]

with a copy to [***]

Attention: [***]

18.2	The parties may change the address or the name of the person for whose attention notices are to be addressed by serving a notice on the other party in accordance with the provisions of this clause.

18.3	All notices given in accordance with clause 18.1 above shall be deemed to have been served as follows:

(a) if delivered by courier, at the time of delivery; or

(b) if posted, at the expiration of 3 Business Days after the envelope containing the same was delivered into the custody of the postal authorities,

PROVIDED THAT where, in the case of delivery by courier, such delivery occurs after 6 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 a.m. on the next following Business Day. References to time in this clause are to local time in the country of the addressee.

18.4

In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown or into the custody of the postal authorities as a pre-paid first class letter.

19.	AGENT FOR SERVICE

19.1

The Licensee irrevocably appoints [***] to be its agent for the receipt of any claim form, application notice, order, judgment or other document relating to any proceeding, suit or action arising out of or in connection with this Agreement (“Service Documents”) and agrees that any Service Document may be effectively served on the Licensee in connection with any such proceeding, suit or action in England and Wales by service on such agent effected in any manner permitted by the Civil Procedure Rules.

19.2

If the agent at any time ceases for any reason to act as such, the Licensee shall appoint a replacement agent having an address for service in England or Wales and shall notify VEL of the name and address of the replacement agent. Failing such appointment and notification, VEL shall be entitled by notice to the Licensee to appoint a replacement agent to act on behalf of the Licensee (at the Licensee’s cost). The provisions of this clause applying to service on an agent apply equally to service on a replacement agent.

19.3	A copy of any Service Document served on an agent shall also be sent to the Licensee. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

20.	PURCHASER COVENANT

20.1

Subject to clause 10.2(e), where there is a direct or indirect change of Control of the Licensee or any Holding Company of the Licensee, the Licensee shall procure that the new ultimate Holding Company (or, with respect to an acquisition by a private equity firm or the like, the direct Holding Company of the Licensee or the acquirer, as applicable) of the Licensee promptly enters into the Purchaser Covenant within thirty (30) Business Days of such change of Control.

21.	GENERAL WAIVER

21.1

The rights and remedies of the parties shall not be affected by any delay, failure to exercise, forbearance or indulgence or any other conduct by any other party, except a specific waiver or release in writing of a breach of any condition, term, covenant, warranty or undertaking contained in this Agreement. Any such waiver or release shall:

(a) not prejudice, affect or restrict any other right or remedy of the parties;

(b) not operate as a waiver in respect of any subsequent breach; and

(c) not be construed as a further or continuing waiver.

No single or partial exercise of any right or remedy by any party shall prevent any other or further exercise thereof or the exercise of any such other right or remedy.

No right or remedy of either party is exclusive of any other right or remedy available to that party and each such right or remedy shall be cumulative.

Modifications

21.2	No amendment or modification to this Agreement will be effective or binding unless it is in writing, signed by all the parties and specifically states that it is an amendment to this Agreement.

Invalidity

21.3

If at any time any one or more of the provisions (or part of one or more of the provisions) of this Agreement becomes invalid, illegal or unenforceable in any respect, under any law, the validity, legality and enforceability of the remaining provisions (or part or parts) shall not in any way be affected or impaired.

Entire Agreement

21.4

This Agreement sets out the entire agreement and understanding between VEL and the Licensee in respect of its subject matter and supersedes all previous warranties, representations, undertakings, promises, proposals, understandings, licences or agreements between them (“Pre-Contractual Statement”), whether oral or written, in relation to its subject matter. Each party acknowledges that:

(a) in entering into this Agreement, it does not rely on any Pre-Contractual Statement (whether made innocently or negligently), which were made by or on behalf of the other party, in relation to the subject matter of this Agreement which is not expressly set out or referred to in this Agreement;

(b) subject only to (c) below, no party shall have a claim or remedy in respect of innocent or negligent misrepresentation, untrue statement or negligent misstatement based on any Pre-Contractual Statement made by any other party; and

(c) this clause shall not exclude any liability arising out of any pre-contractual fraudulent misrepresentation or fraudulent concealment.

Independent Contractors

21.5

Nothing in this Agreement shall create, or be deemed to create, a partnership, a joint venture, an agency, a fiduciary duty or employment between the Parties. The only relationship created by this Agreement is that of independent contractors, and, except as expressly provided herein, no party by virtue of this Agreement has authority to transact any business in the name of the other party or on its behalf or incur any liability for or on behalf of the other party.

Governing Law and Jurisdiction

21.6

This Agreement shall be governed by and construed in accordance with English law. Subject to clause 21.7, each of the parties irrevocably submits to the exclusive jurisdiction of the Courts of England.

21.7

The Licensee agrees that it will submit to the jurisdiction of any court in which VEL (i) seeks to enforce an English court judgment against it, for the purposes of those enforcement proceedings only; or (ii) seeks and/or obtains injunctive relief to prevent or stop the infringement or misuse of any of VEL’s intellectual property rights, in each case in any territory.

21.8

The Licensee acknowledges that the Marks and the reputation and goodwill associated with them possess a special, unique and extraordinary character which makes it difficult to assess the monetary damage which VEL may sustain as a result of the unauthorised use of the Marks. The Licensee recognises that irreparable injury would be caused and that there may be no adequate remedy at law for unauthorised use of the Marks during and after the Term or for the Licensee’s failure to perform any of the material terms and conditions of this Agreement. The Licensee agrees that, in addition to any other legal or equitable relief which may be available to VEL, VEL shall be entitled to seek injunctive and other equitable relief, without the necessity of proving damages or furnishing a bond or other security.

Counterparts

21.9	This Agreement may be executed in counterparts, each of which shall be considered an original, with the same effect as if the parties or their representatives signed the same instrument.

Further Assurances

21.10

Each party agrees at the other’s expense to use all reasonable endeavours to do or procure to be done all such further acts and execute or procure the execution of all such documents (in a form reasonably satisfactory to both parties) as the other may from time to time reasonably require for the purpose of giving the other the full benefit of the provisions of this Agreement.

Third Party Rights

21.11

Except as provided otherwise in this Agreement, a person who is not party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

Costs

21.12	Each party shall bear its own costs in connection with the negotiation, preparation and implementation of this Agreement.

Successors in Title

21.13

The provisions of this Agreement will be binding upon and inure to the benefit of VEL and the Licensee and their respective successors in title and assignees permitted in accordance with the terms of this Agreement.

SCHEDULE 1

Virgin Signature Logo

SCHEDULE 2

The Logos

SCHEDULE 3

[***]

SCHEDULE 4

[***]

SCHEDULE 5

Contact and Consent Guidelines

[***]

SCHEDULE 6

Customer and People Experience Principles

[***]

SCHEDULE 7

Ethical Sourcing Principles

The Licensee’s supply chain management must reflect legal compliance under UK, EU and US law, as well as under the laws of the countries in which the Licensee and its suppliers operate.

The Licensee will pay special attention to supply chain, including but not limited to:

•	Ensuring labour practices meet recognised best practice guidelines and avoid labour abuses;

•	Seeking products that carry sustainability certification marks;

•	Avoiding use of plastics and heavy metals where reasonably practicable; and

•	Aiming to use recycled materials and minimal packaging, and disposing of waste responsibly.

The Licensee will work with VEL to develop and agree a set of Ethical Sourcing Principles within 18 months of the Novation Effective Date. The intention is that, once agreed, the Ethical Sourcing Principles will bind the Licensee in respect of its procurement policies and practices for all products, services, premises and equipment manufactured, purchased, promoted, sold or otherwise used in the course of the Licensee’s conduct of its business, whether or not such items or services themselves bear the Virgin Marks.

The Ethical Sourcing Principles will cover, where appropriate, the following matters:

•	Supporting suppliers

•	Labour practices

•	Sustainability related certified products and textiles

•	Animal testing, animal based products and catering

•	Timber and timber products

•	Publications and other printed materials

•	Use of plastics, recycled content and minimal packaging

•	Waste in electrical and electronic equipment

•	Toxins and heavy metals

•	End of product life

From the Commencement Date, until the Ethical Sourcing Principles are agreed, the Licensee will ensure that its supply chain management and procurement practices:-

(i) comply with UK, EU and US laws, as well as with the laws of the countries in which the Licensee and its suppliers operate; and

(ii) are otherwise in accordance with the terms of the Agreement.

SCHEDULE 8

Purpose Metrics

A.	Customers

Engagement - 75% of customers categorised as very engaged, happily unengaged, engaged with the community and project (as opposed to unengaged, at risk or uncontactable).

B.	People

eNPS score (i.e. on a scale of 0-10, how likely are you to recommend Virgin Galactic as a place to work?) of not less than a figure to be agreed between VEL and the Licensee within 12 months of the Novation Effective Date.

C.	Society

Virgin Galactic brand impact – public association % between Virgin Galactic and its Brand Purpose.

D.	Environment

To be defined once closer to commercial operations (see Strategy and Brand Board Report).

SCHEDULE 9

Sponsorship Opportunities, Merchandising Opportunities and Brand Marketing Partnerships

[***]

SCHEDULE 10

Debranding Process

1.1

In order to manage the debranding and transition process following termination or expiry of this Agreement, the parties shall establish a steering committee (the “Debrand Steering Committee”) consisting of at least one representative of VEL and at least one representative of the Licensee. The Licensee and VEL shall each have the right from time to time to nominate, by written notice to the other, a maximum of two other representatives to join the Debrand Steering Committee. No meeting of the Debrand Steering Committee will be quorate without the VEL and the Licensee representative.

1.2

The Debrand Steering Committee shall review all aspects of the debranding and transition process, with a specific focus on aspects which impact the Virgin brand, including customer experience. In particular, the Debrand Steering Committee shall review:

1.2.1	the development, agreement and implementation of the Debranding Plan (as defined below);

1.2.2	the development, agreement and implementation of the Communications Plan (as defined below);

1.2.3	orders agreed with customers prior to termination or expiry of this Agreement (including whether such orders are to be fulfilled or if customers are to be reimbursed for any expenses incurred); and

1.2.4	any reputational or public relations issues.

1.3	Within thirty (30) Business Days following notice of termination by either party, VEL and the Licensee shall agree, in writing:

1.3.1

a debranding plan to set out the steps, and corresponding timing for such steps, to be taken by the Licensee and any permitted sub-licensees to discontinue its use of the Marks and de-brand away from the Marks (“Debranding Plan”); and

1.3.2	a communications plan to set out the messaging, and corresponding timing for such messaging, to consumers, employees, the press and industry in relation to the debranding (“Communications Plan”).

1.4

The parties agree that all aspects of the debranding and transition process following termination or expiry of this Agreement will be conducted in accordance with the Debranding Plan and the Communications Plan. Save as agreed and set out in the Debranding Plan and the Communications Plan, and without prejudice to the foregoing, the Licensee and VEL shall not issue any communications to any customers regarding the debranding and transition process without the prior written consent of VEL or the Licensee, as applicable. For the avoidance of doubt, all aspects of the debranding and transition process which are not in the Debranding Plan or Communications Plan shall be subject to the prior written agreement of VEL.

1.5

The Licensee shall ensure that the debrand and transition process is carried out with discretion and to avoid public attention as far as practicable and shall not commit, omit or authorize any act which would reasonably be likely to damage the Marks or the reputation of VEL.

SCHEDULE 11

Brand Strategy Plan

The Licensee and VEL shall work with each other in good faith to develop and agree as soon as reasonably practicable and in any event within twelve (12) months after the Novation Effective Date, a document which reflects the business strategy, positioning and implementation of the Licensee as relevant to the Virgin brand (the “Brand Strategy Plan”). The Brand Strategy Plan shall include, without limitation, high level details of the following:

(i)	the Licensee’s business strategy as relevant to the Virgin brand;

(ii)	objectives: brand ambition (envisaged market share, reputation etc)

(iii)	targeting: the Licensee’s target demographic

(iv)	positioning: how the “Virgin Galactic” brand will be positioned in the market (in keeping with Virgin brand DNA, and to include a proposition and purpose); and

(v)	implementation: route to market, digital strategy.

SCHEDULE 12

Domain Names

[***]

SCHEDULE 13

Form of Deed of Covenant

DATE:

PARTIES

1	[ ] (company number [ ]) a company incorporated in [ ] whose registered office is at [ ] (the “Purchaser”)

2

VIRGIN ENTERPRISES LIMITED, a company registered in England and Wales with registered number 01073929, whose registered office is at The Battleship Building, 179 Harrow Road, London W2 6NB (the “Beneficiary”)

(together, the “Parties” and each a “Party”)

BACKGROUND

A

On [date], the Beneficiary and [Social Capital Hedosophia Holdings Corp] (the “Company”) entered into a trade mark licence agreement (the “Agreement”). Under the Agreement, the Beneficiary granted the Company the right to use certain of its trade marks in relation to the provision by the Company of certain orbital and sub-orbital space flights to customers.

B

The Purchaser has agreed to guarantee the Company’s financial obligations under the Agreement and to provide certain comfort in relation to the observance of the terms of the Agreement in consideration of the Beneficiary entering into this Deed of Covenant.

OPERATIVE PROVISIONS

1. Interpretation

1.1	In this Deed of Covenant (unless the context requires otherwise) references to:

1.1.1	the Purchaser, the Beneficiary and the Company shall be construed so as to include their successors in title, permitted assigns and permitted transferees;

1.1.2	the Agreement or to any other document are to the Agreement or that other document (as the case may be):

1.1.2.1	and to all other documents forming part of it from time to time;

1.1.2.2	as amended (i) in accordance with the terms thereof; or (ii) with the agreement of the relevant parties;

1.1.3	any reference to an “amendment” includes a supplement, restatement, variation, novation or re-enactment (and “amend”, “amended” and similar words are to be construed accordingly);

1.1.4	any reference to a “company” shall be construed as to include any company, corporation or other body corporate, wherever and however incorporated or established;

1.1.5

any reference to a “person” includes an individual, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

1.1.6

any reference to “law” includes a reference to the common law, any statute, bye-law, regulation or instrument and any kind of subordinate legislation, and any order, requirement, code of practice, circular, guidance note, licence, consent or permission made or given pursuant to any of the foregoing, and shall be construed as referring to:

1.1.6.1	such law as amended and in force from time to time and to any law which (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such law; and

1.1.6.2	any former law which it re-enacts, consolidates or enacts in rewritten form,

PROVIDED THAT in the case of matters which fall within Clause 1.1.6.1 above, as between the Parties, no such amendment or modification shall apply for the purposes of this Deed of Covenant to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

1.1.7.	the singular includes a reference to the plural and vice versa; and

1.1.8.	any reference to a “Clause” is to a clause of this Deed of Covenant.

1.2	Clause headings are for ease of reference only.

1.3	Any obligation in this Deed of Covenant on a person not to do something includes an obligation not to agree or allow that thing to be done.

1.4	Any capitalised terms not defined herein shall have the meaning ascribed to them in the Agreement.

2. Covenant and indemnity

The Purchaser hereby irrevocably and unconditionally covenants with the Beneficiary as follows:-

2.1	The Purchaser will in all respects :

2.1.1	guarantee the due and punctual payment by the Company as and when due of moneys, interest and damages which are payable to the Beneficiary in respect of the Agreement; and

2.1.2

procure that neither it nor its “Group” (which for the avoidance of doubt shall include any Subsidiary of the Purchaser, including the Company and its Subsidiaries) shall participate in, permit or otherwise facilitate (or permit any other member of its Group to participate in, permit or otherwise facilitate) a reorganisation, restructuring or transfer of assets of its Group where the impact of that reorganisation, restructuring or transfer of assets is to materially subordinate the position or rights of the Beneficiary under the Agreement or otherwise materially compromise the obligations of the Company under the Agreement;

(the “Guaranteed Obligations”), which obligations shall extend to any variation, amendment or supplement thereto.

2.2

Without prejudice to the Beneficiary’s rights against the Company as principal obligor, the Purchaser shall be deemed the principal obligor in respect of the obligations, duties, undertakings, covenants, conditions and sums referred to in Clause 2.1 under this Deed of Covenant and not merely a surety, if and to the extent the Company is in default of its obligations defined therein.

2.3

The Purchaser shall not be discharged or released from this Deed of Covenant by the occurrence of any one or more of the following (except if and to the extent the Company is so deemed to be discharged and relieved from the underlying obligations):

2.3.1	any alteration of the terms of the Agreement between the Beneficiary and the Company;

2.3.2	any allowance of time to the Company;

2.3.3	any forbearance, indulgence or concession granted to the Company;

2.3.4	any compromise of any dispute with the Company; and

2.3.5	any failure of supervision or to detect or prevent any fault of the Company.

2.4

This Deed of Covenant sets forth continuing obligations and accordingly shall remain in operation until all payments of moneys, interest and damages now or hereafter to be carried out or performed by the Company under the Agreement shall have been satisfied or performed in full.

2.5

The Purchaser’s obligation and liability under this Deed of Covenant shall continue notwithstanding any disclaimer of the Agreement by a liquidator or administrator appointed to the Company and the Agreement shall for the purposes of this Deed of Covenant be deemed to continue notwithstanding any such disclaimer.

2.6	This Deed of Covenant shall not be affected by any amalgamation, reconstruction, change of name or status in the Company.

3. Termination

The Purchaser shall have no right to terminate its liability under this Deed of Covenant and any such rights at common law or in equity are excluded, except that this Deed of Covenant shall automatically terminate if, in the event of a direct or indirect change of Control of the Licensee or any Holding Company of the Licensee a new Purchaser Covenant under Clause 20 of the Agreement is delivered.

4. Separate obligation

4.1

Except as set forth in Clause 3 of this Deed of Covenant, this Deed of Covenant and the Beneficiary’s rights under it are in addition to and not in substitution for or in any way prejudiced or affected by any other guarantee, mortgage, charge or other security, by whomsoever given, now or at any time in the future held by the Beneficiary in connection with the Guaranteed Obligations.

4.2	The Beneficiary shall not be obliged, before making demand or taking any other steps to enforce its rights under this Deed of Covenant:

4.2.1	to make any demand for repayment or take any action on or against the Company or any other person in connection with the Guaranteed Obligations; or

4.2.2	to take any proceedings or exhaust any claim, right or remedy against the Company or any other person.

5. Costs

5.1

The Purchaser shall, on demand by the Beneficiary, pay or reimburse to the Beneficiary, on a full indemnity basis, all costs and expenses of whatsoever nature (including, without prejudice to the generality of the foregoing, legal fees and disbursements) and VAT thereon which the Beneficiary or its agents may reasonably incur in protecting or preserving, exercising or enforcing its rights and/or powers under this Deed of Covenant or attempting to do so; PROVIDED THAT the Beneficiary has first used reasonable endeavors to preserve, exercise or enforce such rights and/or powers with respect to the Agreement directly against the Company without full and prompt success.

6. Purchaser Warranties

6.1	The Purchaser represents and warrants to the Beneficiary that at the date of this Deed of Covenant:

6.1.1	the Purchaser has all requisite power and authority, and has taken all necessary corporate action, to enable it to enter into and perform this Deed of Covenant;

6.1.2	its obligations under this Deed of Covenant shall, when executed, constitute legal, valid, and binding obligations enforceable in accordance with the terms of this Deed of Covenant;

6.1.3	the Purchaser does not require the consent, approval or authority of any other person to enter into or perform its obligations under this Deed of Covenant; and

6.1.4

the Purchaser’s entry into and performance of its obligations under this Deed of Covenant will not constitute any breach of or default under any contractual, governmental or public obligation binding on it.

7. Assignment and transfer

7.1

The Beneficiary may at any time, subject to the prior written consent of the Purchaser, assign or transfer to any person the whole or any part of the Beneficiary’s rights under this Deed of Covenant or enter into any agreement with any person in relation to any or all of such rights; PROVIDED THAT Beneficiary shall remain responsible hereunder for performance of its obligations (even as performed by such third parties) and shall not assign this Deed of Covenant without assigning the Marks to such assignee.

7.2

The Purchaser may not, without the prior written consent of the Beneficiary, assign any of its rights or transfer any of its obligations under this Deed of Covenant or enter into any transaction which would result in any of these rights or obligations passing to another person (for clarity, without limitation to Purchaser’s rights under clause 3 hereof).

8. General

8.1

The Beneficiary’s rights and powers arising out of any breach or non- performance of this Deed of Covenant shall not be prejudiced by any delay in exercising them or by any other act done or omitted by the Beneficiary which but for this Clause might have been deemed a waiver of such breach or non- performance, nor shall any exercise of any such right or power preclude any further or other exercise of any right or power of the Beneficiary.

8.2

All powers of the Beneficiary shall be cumulative and any express power conferred on the Beneficiary under this Deed of Covenant may be exercised without prejudicing or being limited by any other express or implied power of the Beneficiary.

8.3

A certificate by the Beneficiary confirming (accurately and in reasonable detail) any amount for the time being due to it from the Company or the Purchaser shall be conclusive evidence of the amount so due in the absence of any manifest error.

8.4

If any provision of this Deed of Covenant (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, such invalidity or unenforceability shall not affect the other provisions of this Deed of Covenant which shall remain in full force and effect.

8.5	No variation of this Deed of Covenant shall be effective unless and until it is in writing and signed by (or by some person duly authorised by) the Beneficiary and the Purchaser.

8.6	No term of this Deed of Covenant shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a party who is not a party to this Deed of Covenant.

8.7

This Deed of Covenant may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

9. Notices

9.1

Any notice or other communication given under this Deed of Covenant shall be in writing in the English language and signed by or on behalf of the Party giving it and shall be served by delivering it personally or sending it by special delivery or fax to the address and for the attention of the relevant Party set out in Clause 9.2.

9.2	The addresses and fax numbers of the Parties for the purposes of Clause 9.1, are:

Address for notices to Beneficiary:	The Battleship Building, 179 Harrow Road, London W2 6NB Attention: Intellectual Property Director Fax: [ ]

Address for notice to Purchaser:	[ ] Attention: Chief Executive Officer Fax: [ ]

or such other address or fax number as may be notified in writing from time to time by the relevant Party to the other Party.

9.3

In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant Party set out in Clause 9.2 (or as otherwise notified by that Party under this Deed of Covenant) and delivered either to that address or into the custody of the postal authorities as a special delivery or airmail letter, or that the notice was transmitted by fax to the fax number of the relevant Party set out in Clause 9.2 (or as otherwise notified by that Party under this Deed of Covenant).

10. Governing law

10.1

This Deed of Covenant is governed by and shall be construed in accordance with the laws of England. Non-contractual obligations (if any) arising out of or in connection with this Deed of Covenant (including its formation) shall also be governed by the laws of England.

10.2

The Parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales as regards any claim, dispute or matter (whether contractual or non-contractual) arising out of or in connection with this Deed of Covenant (including its formation).

Executed as a Deed and delivered on the date shown at its head.

EXECUTED as a DEED by		)
[ ]	)
acting by	)
(director) in the presence of		)

Witness:	Signature:

Name:

Address:

Occupation:

EXECUTED as a DEED by		)
VIRGIN ENTERPRISES		)
LIMITED	)
acting by	)
(director) in the presence of		)

Witness:	Signature:

Name:

Address:

Occupation:

SCHEDULE 14

Business Plan

[***]